Exhibit 4.24

Translation
Changzhou Trina Solar Energy Co., Ltd.
(as the Borrower)
and
Agricultural Bank of China Co., Ltd., Jiangsu Branch
(as the Leading Bank)
Bank of China Limited, Jiangsu Branch
(as the Co-leading Bank)
The Export and Import Bank of China, Nanjing Branch
Agricultural Bank of China Co., Ltd., Changzhou Branch
Bank of Communications Co., Ltd., Changzhou Branch
China CITIC Bank Corporation Limited, Changzhou Branch
Bank of China Limited, Changzhou Branch
(as the Lenders)
Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch
(as the Agent Bank)

Syndicated Loan Agreement on the Solar PV Industry Vertical Integration Product Project with the Annual Capacity of 500MW

September 2009

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
This Syndicated Loan Agreement (Reference: Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan No. 200901) is entered into by and among the following parties in Xinbei District, Changzhou City on September 28, 2009:
I. Changzhou Trina Solar Energy Co., Ltd., a limited liability company incorporated and existing under the laws of the People’s Republic of China, with its legal address being No. 2, Tianhe Road, Electronic Industry Park, Xinbei District, Changzhou City, Jiangsu Province (hereinafter the “Borrower”);
II. Agricultural Bank of China Co., Ltd., Jiangsu Branch as the Leading Bank (hereinafter the “Leading Bank” when referred to in such capacity);
III. Bank of China Limited, Jiangsu Branch as the Co-Leading Bank (hereinafter the “Co-Leading Bank” when referred to in such capacity);
IV. Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch as the Agent bank (hereinafter the “Agent Bank” when referred to in such capacity); and
V. The Export and Import Bank of China, Nanjing Branch, Agricultural Bank of China Co., Ltd., Changzhou Branch, Bank of Communications Co., Ltd., Changzhou Branch, China CITIC Bank Corporation Limited, Changzhou Branch and Bank of China Limited, Changzhou Branch as the Lenders (hereinafter the “Lenders”).
The Parties hereby agree as follows:
Chapter I Definitions and Interpretations
Article 1 Definitions and Interpretations
1.01 Definitions
For the purpose of this Agreement, unless otherwise defined herein, the following words and terms therein shall have the following meanings:
“Consortium” refers to the syndicate organized for the purpose of the project hereunder, consisting of Agricultural Bank of China Co., Ltd., Jiangsu Branch as the Leading Bank, Bank of China Limited, Jiangsu Branch as the Co-Leading Bank, Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch as the Agent Bank, and the banks specified in Appendix I hereof and the participating banks hereunder as the Lenders.
“Lenders” refers to the banks specified in Appendix I hereof and/or the Transferee Banks.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
“Majority of the Lenders” refers to, in the case that the Loan Balance hereunder is zero, one or more Lenders whose Committed Loan Amount amounts to more than two thirds of the Loan Amount of all the Lenders; or, in the case that the Loan Balance is greater than zero, one or more Lenders whose Participating Amount amounts to more than two thirds of the Loan Balance of all the Lenders. USD Committed Loan Amount and the USD Loan Balance shall be converted into RMB at the central parity quoted by the Foreign Exchange Administration on the day of the resolution of the meeting of the Consortium (including meeting called in writing).
“Transferee Bank” shall have the meaning assigned by Article 26.03 hereof.
“Shareholders of the Borrower” refers to all the contributors of the registered capital specified in the Articles of Association of the Borrower and any successor and assignee thereof.
“Affiliate” refers to enterprises or natural persons controlling or under control of the Borrower individually or jointly. Such control means the direct power to control the operation, management and decision of the Affiliate through holding of voting securities, by contracts or other means.
“People’s Bank” refers to the People’s Bank of China, or as the context permits, any branch thereof.
“Administration of Industry and Commerce” refers to the State Administration for Industry and Commerce, or as the context permits, any local administration for industry and commerce.
“Loan Amount” refers to the RMB Loan Amount and USD Loan Amount referred to in Article 2.01 hereof. The Loan Amount shall be the sum of the Fixed Assets Loan Amount and the Working Capital Loan Amount.
“Fixed Assets Loan” refers to the loan granted by the Lenders to the Borrower according to this Agreement for construction of fixed assets of the Project by the Borrower.
“Fixed Assets Loan Amount” refers to the RMB Loan Amount and USD Loan Amount referred to in Article 2.01(1) hereof.
“Working Capital Loan” refers to the loan granted by the Lenders to the Borrower according to this Agreement for the purpose of providing the Project with working capital.
“Working Capital Loan Amount” refers to the RMB Loan Amount referred to in Article 2.01(2) hereof.
“Loan Funds” refers to any RMB or USD loan principal granted or to be granted by the Lenders within the Loan Amount according to this Agreement.
“Loan Balance” refers to the total amount of loan already granted hereunder but not repaid by the Borrower yet at any time.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
“Committed Loan Amount” refers to, in the case of Lender at any time, the amount corresponding to the name of such Lender in Appendix I hereof. Committed Loan Amount includes the Committed Fixed Assets Loan Amount and the Committed Working Capital Loan Amount.
“Disposable RMB Committed Loan Amount” refers to, subject to any otherwise provision hereof, in the case of any Lender at any time, the balance of any RMB Committed Loan Amount less the RMB Loan Funds already granted according to this Agreement.
“Disposable USD Committed Loan Amount” refers to, subject to any otherwise provision hereof, in the case of any Lender at any time, the balance of any USD Committed Loan Amount less the USD Loan Funds already granted according to this Agreement.
“Disposable RMB Loan Amount” refers to at any time, the balance of the Disposable RMB Committed Loan Amount of all Lenders less the RMB Loan Funds to be granted within the Loan Amount and according to any issued Withdrawal Notice.
“Disposable USD Loan Amount” refers to at any time, the balance of the Disposable USD Committed Loan Amount of all Lenders less the USD Loan Funds to be granted within the Loan Amount and according to any issued Withdrawal Notice.
“Interest Period” refers to the Interest Period referred to in Article 11 hereof.
“Interest Rate” refers to the Interest Rate referred to in Article 10 hereof.
“LIBOR” refers to (1) the LIBOR corresponding to the Interest Period and currency of the related Loan Funds as shown in the Reuters LIBOR page 01 or any substitute page thereof at or around 11:00 a.m. (London time) of the day which is two London Business Days before the Withdrawal Date (or the date of re-fixing of the interests of USD Loan Funds in the case of interest re-fixing); or (2) where there is no such Interest Rate as shown in item (1) above, the arithmetic mean of the interests quoted by the Reference Bank to the major banks in the London interbank market at the request of and to the Agent Bank (accurate to the 4 decimal places by rounding up the last digital).
“Reference Bank” refers to any other bank designated by the Agent Bank and for the reasonable acceptance by the Borrower.
“London Business Day” refers to the day when the banks of London are normally open for business, exclusive of Saturday, Sunday and the public holidays of London.
“Accounting Year” refers to, in the case of the Borrower, the period commencing from January 1 (inclusive) of each calendar year and ending on December 31 (inclusive) of such year.
“Signature Date” refers to the date when the final version referred to in Article 37 hereof is executed by the Borrower, the Leading Bank, the Agent Bank and each Lender.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
“Effective Date” refers to the date when this Agreement becomes effective according to Article 37 hereof.
“Business Day” refers to any day when Chinese commercial banks are open to the public for normal business (exclusive of legal holidays).
“Grace Period” refers to the period of eighteen (18) months commencing from the first Withdrawal Date (inclusive). During the Grace Period, the Borrower is only obliged to pay the interests of the Loan Balance according to this Agreement and has no obligation to repay the principal of the Loan Balance.
“Withdrawal Date” refers to, in the case of each Loan Fund, the date when such Loan Fund is granted to the Borrower.
“Withdrawal Period” refers to the period when the Borrower may withdraw the Loan Funds from the Consortium according to this Agreement as specified in Article 6.06 and/or Article 6.07 and Article 6.08 hereof.
“Interest Settlement Date” refers to any of March 20, June 20, September 20 and December 20 of each calendar year.
“Repayment Date” refers to the date when the Borrower repays the Loan Funds as specified in Article 7 hereof.
“Repayment Deadline” refers to the date immediately before the sixty (60) months after the first Withdrawal Date hereunder.
“Withdrawal Notice” refers to any Withdrawal Notice formally issued by the Borrower in the format and content of Appendix III hereof and approved by the Agent Bank on behalf of the Lenders; the Withdrawal Notice shall be in one original and five counterparts.
“Debt” includes but not limited to any debt in relation to the following items:
(1) borrowings;
(2) any pledged bond, bond, promissory note, loan, stock or other similar instruments of the company;
(3) any acceptance or documentary letter of credit;
(4) accounts receivable sold or discounted (exclusive of that without the recourse right);
(5) acquisition cost for any assets paid before or after taking possession thereof, in which advance or delayed payment is primarily for financing for the acquisition of such assets;
(6) financing primarily for acquisition of lease assets;
(7) fair price payable for any currency swap, interest swap, upper and lower limit trading and other derivative trading;

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
(8) any amount raised in any way with the business borrowing or financing effect;
(9) any guaranty, indemnification or similar promise against the financial losses of any person; or
(10) any other debt of related contracts.
Provided that no debt shall be double counting.
“Financial Statements” refers to the financial materials provided by the Borrower according to Article 21 hereof, including but not limited to balance sheet, income statement and cashflow statement or otherwise in original.
“Transfer Certificate” refers to the transfer certificate executed by related parities in the format as stipulated in Appendix XIII hereof.
“Breaching Events” refers to any event set forth in Article 22.01 hereof.
“Material Adverse Effect” refers to material change of the Borrower’s asset status, financial status or operation status, which has a material adverse effect on the Borrower’s capability to fully perform the obligations hereunder.
“Project” refers to Changzhou Trina Solar Energy Co., Ltd.’s Solar PV Industry Vertical Integration Product Project with an Annual Capacity of 500MV. The Project is located in Changzhou City of Jiangsu Province, to the south of Xinghan Electronic, the north of Nenjiang Road, the east of Chuangxin Road and the west of Keji Road, and to the north and west of Xinxi Road, the south of Nenjiang Road and the east of Keji Road. The content of the Project construction is to build a production base of solar PV industry vertical integration products with an annual capacity of 500MW and reach a production capacity of 250MW for each of mono-silicon rod and multicrystalline ingot, and 500MW for each of wafers, solar cells and PV modules. A “PV Integration Engineering Technology Research Center of Jiangsu Province” backed up by Changzhou Trina Solar Energy Co., Ltd. is to be established. The project has planned to use land in about 596 mus for construction, build an area of 329,983 square meters of new buildings and purchase production equipment (1,064 items per set). The total investment of the Project is USD597,900,000, of which the fixed assets investment is USD392,940,000, and the working capital is USD204,960,000. The sources of the Project funds are as follows: USD200,000,000 as capital funds of the Project; USD93,690,000 raised by the enterprise; USD304,210,000 coming from the syndicated loan.
“This Agreement” refers to the Syndicated Loan Agreement for Solar PV Industry Vertical Integration Product Project with an Annual Capacity of 500MV and any amendment and supplementation hereof.
“Warrantors” refers to Trina Solar Limited, Gao Jifan and Wu Chunyan, who are the Shareholders of the Borrower.
“Guaranty Contract” refers to the letter of guaranty and undertaking issued by the Warrantor Trina Solar Limited to the Consortium in the format specified in Appendix X hereof; the letter of guarantee issued by the Warrantors Gao Jifan and Wu Chunyan to the Consortium in the format of Appendix XI hereof; the Maximum Amount Property Mortgage Contract executed by the Borrower and the Agent Bank in the format specified in Appendix IX hereof and/or any guaranty document executed by any third party with the Consortium in accordance with this Agreement for the purpose of guaranteeing the performance hereof by the Borrower.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
“Guarantor” refers to the Warrantors, mortgagors and/or pledgors under the Guaranty Contract.
“Financing Document” refers to this Agreement and any other document designated as of such nature by the Leading Bank, the Agent Bank and the Borrower.
“Special RMB Construction Account” refers to the RMB Account opened or designated by the Borrower in the Agent Bank according to Article 20.11.01 hereof for the special purpose of depositing the Borrower’s RMB self-owned funds invested in the Project and the RMB Loan Funds of the Fixed Assets Loan granted by the Consortium.
“Special USD Construction Account” refers to the USD Account opened or designated by the Borrower in the Agent Bank according to Article 20.11.01 hereof for the special purpose of depositing the Borrower’s USD self-owned funds invested in the Project and the USD Loan Funds of the Fixed Assets Loan granted by the Consortium.
“Special Construction Account” refers to Special RMB Construction Account and Special USD Construction Account.
“Special Account for Working Capital Loan” refers to the RMB Account opened or designated by the Borrower in the Agent Bank according to Article 20.11.03 hereof for the special purpose of depositing the RMB Loan Funds of the Working Capital Loan granted by the Consortium.
“Special RMB Repayment Account” refers to the RMB Account opened or designated by the Borrower in the Agent Bank according to Article 20.11.02 hereof for the special purpose of the Borrower’s repaying the principal, interest, expenses, etc. of the RMB Loan Funds hereunder.
“Special USD Repayment Account” refers to the USD Account opened or designated by the Borrower in the Agent Bank according to Article 20.11.02 hereof for the special purpose of the Borrower’s repaying the principal, interest, expenses, etc. of the USD Loan Funds hereunder.
“Special Repayment Account” refers to Special RMB Repayment Account and Special USD Repayment Account.
“Renminbi/RMB” refers to the legal currency of the People’s Republic of China.
“US Dollar/USD” refers to the legal currency of the United States of America.
“China” refers to the People’s Republic of China.
1.02 Interpretations
The headings of the clauses hereof are inserted for reading convenience only and may be neglected when interpreting this Agreement.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
The “continuance” of one Breaching Event means that such Breaching Event has occurred and fails to be remedied to the satisfactory of the Majority of the Lenders/all of the Lenders and has not been waived by the Majority of the Lenders/all of the Lenders.
Any reference of “Lender” and “Agent Bank” herein shall all be construed as including any successor and assignee who has the corresponding rights and interests with the Lenders or Agent Bank.
For conversion between RMB and USD hereunder, the central parity quoted by the Foreign Exchange Administration on the conversion date shall be adopted; for payment through settlement/sale of exchange, the foreign exchange rate quoted by the Agent Bank on the payment date shall be adopted.
Chapter II Loan
Article 2 Loan Amount
2.01 The Lenders hereby separately but not jointly agree to, according to the terms hereof and the Committed Loan Amount as specified in Appendix I hereof, provide the Borrower with a loan of total principal not exceeding RMB1,524,600,000 (Say: RMB One Billion Five Hundred and Twenty Four Million Six Hundred Thousand only) and with a loan of total principal not exceeding USD80,000,000 (Say: USD Eighty Million Only), which includes:
(1) Fixed Assets Loan Amount, including a loan of total principal not exceeding RMB1,292,000,000 (Say: RMB One Billion Two Hundred and Ninety Two Million only) and with a loan of total principal not exceeding USD80,000,000 (Say: USD Eighty Million Only);
(2) Working Capital Loan Amount, a loan of total principal not exceeding RMB232,600,000 (Say: RMB Two Hundred and Thirty Two Million Six Hundred Thousand only).
2.02 The obligations of each Lender hereunder are independent to each other. The failure of any Lender to perform its obligations hereunder shall not exempt any other Lender or the Borrower from performing their own obligations hereunder. None of the Lenders is obliged to assume any liability for the obligations of any other party hereunder.
Article 3 Loan Term
3.01 The term of the Fixed Assets Loan hereunder is sixty (60) months, of which, the Grace Period is eighteen (18) months, and the repayment period is forty two (42) months. The above periods shall commence from the date when the Borrower withdraws the first Loan Fund of the Fixed Assets Loan.
3.02 The term of the Working Capital Loan hereunder is thirty six (36) months, commencing from the date when the Borrower withdraws the first Loan Fund of the Working Capital Loan.
Article 4 Loan Purposes
4.01 The Borrower shall use all the Fixed Assets Loan Funds hereunder for the exclusive purpose of the Project construction, that is, the construction of the Borrower’s Solar PV Industry Vertical Integration Product Project with an Annual Capacity of 500MV; the Working Capital Loan shall be used for the turnover of the working capital of the Project.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
4.02 Without written consent of the Consortium, the Borrower shall not change the purposes of the loan, including but not limited to that, the Borrower shall not use the Loan Funds for investment in stocks or other securities, nor in any project prohibited by any law, regulation, regulatory rules or state policies or any project not legally approved, nor in any project or for any purpose in which the investment of bank loan is prohibited.
Chapter 3 Withdrawal
Article 5 Conditions of Precedent of Withdrawal
5.01 The Borrower shall present the Agent Bank with the following documents before the first withdrawal of the Fixed Assets Loan:
5.01.01 The resolutions of the Board of Meeting of the Borrower in original, the content of which shall include but not limited to: approval of the terms of Financing Documents and consent to signing each Financing Document; authorization of one or several representatives to sign each Financing Document to which the Borrower is a party; authorization of one or several representatives to sign and/or deliver all documents and notices related to or under the Financing Documents; the limit that the Disposable Committed Loan Amount borrowed by the Borrower from all the Lenders hereunder shall not exceed the maximum borrowing amount; and the signature samples of all authorized representatives.
5.01.02 Chairman of the Board’s Certificate issued in the format specified in Appendix II hereof.
5.01.03 The power of attorney issued by the legal representative of the Borrower entrusting other persons to handle withdrawal, repayment and other matters hereunder.
5.01.04 The Letter of Guarantee and Undertaking issued by the Warrantor Trina Solar Limited in the format specified in Appendix X hereof; the enterprise legal person qualification certificate of the Warrantor Trina Solar Limited (including but not limited to Industrial and Commercial registration certificate, articles of association, identity certificates and signature samples of the Legal Representative and the Directors); the resolution of the Board of Directors of the Warrantor Trina Solar Limited approving for the guaranty hereunder; the legal documents certifying the legitimacy and validity of the materials, guaranties and promises of the Guarantor issued by a lawyer approved by the Agent Bank; and certificate documents certifying the guaranty of the Guarantors is in compliance with the foreign debt regulations of the Foreign Exchange Administration.
5.01.05 The Letter of Guarantee signed by the Warrantors Gao Jifan and Wu Chunyan in the format specified in Appendix XI hereof and related identity certificates and marriage status certificates.
5.01.06 The original Maximum Amount Property Mortgage Contract executed by the Borrower and the Agent Bank in the format of Appendix IX hereof with respect to the State-owned Land Use Right owned by the Borrower (State-owned Land Use Right Certificate Reference: Chang Guo Yong (2008) No. 0247406 and Chang Guo Yong (2008) No. 0262411) and other title certificates in originals issued upon completion of the mortgage registration.
5.01.07 The certificates evidencing that registered capital fund in USD200,000,000 for the Borrower’s Project has been fully paid.
5.01.08 The Expenses Letter referred to in Article 12.01 hereof issued by the Leading Bank and confirmed by the Borrower and certificates evidencing the payment of related expenses payable.
5.01.09 The copies of the following documents verified as true (by affixing with the common seal of the Borrower):
(i) The current Articles of Association of the Borrower (including any change and supplement thereof);
(ii) The current valid Enterprise Legal Person Business License and Organization Code Certificate of the Borrower;
(iii) The Capital Verification Report issued by a Chinese registered accounting firm confirming that the Shareholders of the Borrower have fully paid the registered capital of the Borrower on time;

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
(iv) The name list of the current directors and legal representative of the Borrower and their signature samples as well as samples of common seal and seals, and identity certificates of each director and legal representative as well as the authorized signatory of the board of directors;
(v) The current valid taxation registration certificate (copy) of the Borrower;
(vi) The current valid loan card of the Borrower issued by the People’s Bank of China;
(vii) The certificate evidencing that the accounts opening required hereunder has been completed according to this Agreement.
In case of any change or update of such documents during the valid term hereof, the Borrower shall, within seven (7) Business Days upon the occurrence of such change, file the new documents in copy or in original verified as true and affixed with the common seal of the Borrower to the Agent Bank for record.
5.01.10 The Funds Supervision Agreement executed by the Borrower and the Agent Bank in the format specified in Appendix XII hereof.
5.01.11 The legal opinion issued by the lawyers employed by the Leading Bank on behalf of the Consortium with respect to the legitimacy and validity of the Financing Documents.
5.01.12 The various examination and approval documents related to the Project.
5.01.13 The certificates evidencing the match between the investment of Loan Funds by the Borrower and the Project construction schedule.
5.01.14 Other documents required by the Consortium.
5.02 The Borrower shall present the following documents before submitting the second and following Withdrawal Notices for Fixed Assets Loan to the Agent Bank:
5.02.01 The certificates evidencing the match between the investment of Loan Funds by the Borrower and the Project construction schedule.
5.02.02 Other documents required by the Consortium.
5.03 The Borrower shall present the following documents before submitting the first Withdrawal Notices for Working Capital Loan to the Agent Bank:
5.03.01 The Agent Bank has received all documents as specified in Article 5.01 hereof;
5.03.02 Certificates evidencing the partial or full completion of the Project to the satisfaction of the Consortium;
5.03.03 Certificates evidencing that all working capital gap before completion of the Project has been filled by the Borrower through self-raising to the proportion of completion;
5.03.04 The certificates evidencing the match between the investment of Working Capital Loan Funds by the Borrower and the requirement of capital after the operation of the Project;
5.03.05 Other documents required by the Consortium.
Article 6 Withdrawal
6.01 Unless otherwise agreed by all the Lenders in writing, the Borrower may issue the first Withdrawal Notice for Fixed Assets Loan only upon confirmation by the Agent Bank in writing of receipt of all documents as specified in Article 5.01 hereof; and the Borrower may issue the first Withdrawal Notice for Working Capital Loan only upon confirmation by the Agent Bank in writing of receipt of all documents as specified in Article 5.03 hereof. In case no written confirmation or any dispute is made within five (5) Business Days upon receipt by the Agent Bank of the above documents, the Agent Bank shall be deemed as having confirmed the above documents and the Agent Bank shall present all received documents to each Lender before first withdrawal by the Borrower.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
6.02 Under the RMB Loan Amount, the Borrower shall withdraw the Loan Funds in RMB, and under the USD Loan Amount, the Borrower shall withdraw the Loan Funds in USD.
6.03 Unless otherwise agreed herein, the Loan Funds shall be granted to the Borrower through the Agent Bank upon satisfaction of the following conditions:
6.03.01 The Agent Bank, at or before 11:00 a.m. of the fifth (5th) Business Day before the Withdrawal Date specified in one Withdrawal Notice, receives one Withdrawal Notice issued by the Borrower for such Loan Funds in the format of Appendix III hereof and funds application background materials such as Project Contraction Contract, Procurement Contract and Invoices, etc.
6.03.02 The Borrower has provided the Agent Bank with the original Maximum Amount Property Mortgage Contract executed by the Borrower and the Agent Bank in the format of Appendix IX hereof with respect to the State-owned Land Use Right, buildings or equipments, etc. owned by the Borrower and other title certificates in original issued upon completion of the mortgage registration;
6.03.03 The Borrower has provided the Agent Bank with written certificates evidencing that as of the Withdrawal Date, whether the mortgage is subject to any sealing up, distrainment, freezing or any other situation which might affect the realization of the mortgage right of the Lenders;
6.03.04 The Agent Bank shall examine and approve the Withdrawal Notice within two (2) Business Days and confirm that the Borrower is in compliance with the withdrawal conditions (or notify the Borrower with any incompliance thereof);
6.03.05 According to the bona fide opinions of the Agent Bank, as of the Withdrawal Notice Date and the Withdrawal Date specified in the Withdrawal Notice:
(1) All representations and warranties made by the Borrower in Article 19 hereof are true and correct in all material aspects against the facts and circumstances of the Withdrawal Notice Date and the Withdrawal Date;
(2) No Breaching Event occurred and is still continuing.
6.04 Besides the requirements as specified in the above Article 6.03, the granting of each Loan Fund under the Loan Amount shall further satisfy the following conditions:
6.04.01 The Withdrawal Date specified in the Withdrawal Notice shall be a Business Day within the Withdrawal Period;
6.04.02 The Loan Funds balance required in the Withdrawal Notice (except in the case of the last withdrawal) must:
(1) In case the Withdrawal Notice requires withdrawal of the Loan Funds of the Fixed Assets Loan in RMB, such funds shall not exceed the Disposable RMB Loan Balance of the Fixed Assets Loan; and in the case of withdrawal of the Loan Funds of the Working Capital Loan in RMB, such funds shall not exceed the Disposable RMB Loan Balance of the Working Capital Loan; provided that the amount of such withdrawal shall equal to or exceed RMB100,000,000 (Say: RMB One Hundred Million) and must be integral multiples of RMB100,000,000 (Say: RMB One Hundred Million).
(2) In case the Withdrawal Notice requires withdrawal of the Loan Funds in USD, such funds shall not exceed the Disposable USD Loan Amount; provided that the amount of such withdrawal shall equal to or exceed USD1,000,000 (Say: USD One Million) and must be integral multiples of USD1,000,000 (Say: USD One Million).

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
6.05 Subject to satisfaction of Article 6, the Agent Bank shall, within two (2) Business Days upon receipt of the Withdrawal Notice for Loan Funds of Fixed Assets Loan, examine such Withdrawal Notice, and if the withdrawal conditions are not met, the Agent Bank shall notify the Borrower with the reasons thereof; otherwise, the Agent Bank shall, on the same day of approval of the Withdrawal Notice, notify each Lender to participate in extension of Loan Funds and of the Loan Amount of each Lender by Loan Participation Notice in the format specified in Appendix IV hereof, and provide each Lender with the copy of the Withdrawal Notice. The RMB loan participation amount of each Lender in the Fixed Assets Loan shall be consistent with the proportion of its Disposable RMB Committed Amount in the Fixed Assets Loan to all the Lenders’ Disposable RMB Committed Amount in the Fixed Assets Loan; the USD loan participation amount of each Lender in the Fixed Assets Loan shall also be consistent with the proportion of its Disposable USD Committed Amount in the Fixed Assets Loan to all the Lenders’ Disposable USD Committed Amount in the Fixed Assets Loan; the loan participation amount of each Lender in the Working Capital Loan shall be consistent with the proportion of its Disposable Committed Amount in the Working Capital Loan to all the Lenders’ Disposable Committed Amount in the Working Capital Loan. Each Lender shall, according to Article 14.01 hereof, remit the Loan Funds to the bank account designated by the Agent Bank.
6.06 The Withdrawal Period of Fixed Assets Loan hereunder shall be the period commencing from the effective date hereof and ending on the earlier date of December 31, 2009 or the date when the Disposable Fixed Assets Loan Amount becomes zero.
6.07 In case the actual withdrawal arrangement of the Borrower and the withdrawal schedule referred to in Article 6.06 hereof changes during the Withdrawal Period, the Borrower shall present the new withdrawal plan and the explanations thereof in fifteen (15) days’ advance. The Agent Bank shall verify such withdrawal plan and the related adjustment or change documents to confirm whether the project construction schedule is followed, and if any inconsistency is found, the Agent Bank may require the Borrower to make necessary adjustments; otherwise, the Agent Bank shall deliver the copies of related documents to each Lender within five (5) Business Days upon receipt thereof.
6.08 The Withdrawal Period of the Working Capital Loan shall be six (6) months commencing from the date when the Project is completed and starts normal operation. The Borrower may make withdrawal in installments during the Withdrawal Period.
6.09 Subject to satisfaction of requirements of Article 6, the Borrower may present a written Withdrawal Notice to the Agent Bank for examination and approval by the Agent Bank within two (2) Business Days upon receipt thereof. The Agent Bank shall, on the same day of approval of the Withdrawal Notice of Working Capital Loan, notify each Lender to participate in extension of Loan Funds and of the Loan Amount of each Lender in the form of Loan Participation Notice attached hereto as Appendix IV, and provide each Lender with the copy of the Withdrawal Notice. Each Lender shall, according to Article 14.01 hereof, remit the Loan Funds to the bank account designated by the Agent Bank.
6.10 Any Withdrawal Notice signed and issued by the Borrower shall be irrevocable and without the approval of all the Lenders, the Borrower shall not change the already presented Withdrawal Notice. To the extent permitted by this Agreement hereof, the Borrower has the obligation to make withdrawal according to the Withdrawal Notice; otherwise, the Borrower shall, at the request of the Agent Bank, provide the Lenders with compensations against the actual cost and/or loss based on 0.02% of the amount not yet withdrawn.
6.11 The Borrower may extend the Withdrawal Period with the consent of the Consortium. Upon expiration of each Withdrawal Period hereunder, any Loan Amount that the Borrower fails to withdraw shall be automatically cancelled.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Chapter IV Repayment, Repayment in Advance and Cancellation
Article 7 Repayment
7.01 The repayment period of Fixed Assets Loan hereunder is forty two (42) months. The Borrower shall repay the Loan Balance according to the following installments, date and amount with all disposable cash flow of its company (including but not limited to the cash flow produced by operation of original assets besides the profit, depreciation and amortization of the Project):

		Repayment Amount
Repayment		RMB	USD
Installment	Repayment Date	(in Ten Thousands)	(in Ten Thousands)
1	The day immediately before the date which is twenty four (24) months after the First Withdrawal Date	14074	871
2	The day immediately before the date which is 30 months after the First Withdrawal Date	14074	871
3	The day immediately before the date which is 36 months after the First Withdrawal Date	16667	1226
4	The day immediately before the date which is 42 months after the First Withdrawal Date	16667	1226
5	The day immediately before the date which is 48 months after the First Withdrawal Date	24630	1525
6	The day immediately before the date which is 54 months after the First Withdrawal Date	24630	1525
7	The day immediately before the date which is 60 months after the First Withdrawal Date	18458	756

Total	—	129200	8,000

Note:	the “First Withdrawal Date” mentioned above refers to the first Withdrawal Date of the Fixed Assets Loan.
7.02 The Borrower shall repay the Loan Balance of the Working Capital Loan according to the following installments, date and amount:

Repayment		Repayment Amount
Installment	Repayment Date	(in Ten Thousands RMB)
1	The day immediately before the date which is 12 months after the First Withdrawal Date	7461
2	The day immediately before the date which is 24 months after the First Withdrawal Date	9951
3	The day immediately before the date which is 36 months after the First Withdrawal Date	5848

	Total	23260

Note:	the “First Withdrawal Date” mentioned above refers to the first Withdrawal Date of the Working Capital Loan.
7.03 The Borrower shall repay all Loan Balance and all accrued but not paid interest, compound interest, penalty interest and other related expenses before the Repayment Deadline.
7.04 The Borrower shall not re-borrow any part of repaid Fixed Assets Loan or Working Capital Loan.
7.05 In case the Borrower needs to change the above repayment schedule, a written application shall be made to the Agent Bank in three months’ advance, and the change may be made only upon unanimous approval of all the Lenders.
7.06 Where the Borrower withdraws insufficient amount, the Agent Bank may adjust the repayment schedule in proportion to the actual withdrawal amount and notify such adjustment to the Lenders and the Borrower.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Article 8 Repayment in Advance
8.01 The Borrower shall present the Agent Bank with Notice of Payment in Advance in the form of Appendix V hereof at least sixty (60) Business Days before the nearest pre-determined Repayment Date, and may repay the Loan Balance in whole or in part with the written consent of the Consortium; provided that the pre-determined Repayment Date shall be a interest settlement date, and except for repayment of the Loan Balance in a lump sum, the amount of the repayment in advance shall not be lower than RMB50,000,000 (Say: RMB Fifty Million) or equivalent, and must be integrate multiples of RMB50,000,000 (Say: RMB Fifty Million) or equivalent.
Any notice of repayment in advance signed and issued by the Borrower shall specify the date and amount of repayment in advance and the Borrower has the obligation to make repayment in advance according to the date and amount specified in such notice which shall be unchangeable and irrevocable. In the case that the Borrower fails to make payment in advance according to the notice of payment in advance presented to the Agent Bank, the Borrower shall, at the request of the Agent Bank, provide the Lenders with compensations against the actual cost and/or loss based on 0.02% of the amount not repaid.
8.02 Where the Borrower repays the Fixed Assets Loan in advance according to Article 8.01 hereof, the Loan Balance shall be deemed repaid at the reverse order of the Repayment Date agreed in Article 7.01 hereof, the repayment schedule before that shall not be affected, and the loans of the Lenders shall be satisfied in proportion to their Loan Balance in the Fixed Assets Loan at the date of repayment in advance. Where the Borrower repays the Working Capital Loan in advance according to Article 8.01 hereof, the Loan Balance shall be deemed repaid at the reverse order of the Repayment Date agreed in Article 7.02 hereof, the repayment schedule before that shall not be affected, and the loans of the Lenders shall be satisfied in proportion to their Loan Balance in the Working Capital Loan at the date of repayment in advance. The Borrower shall not be held liable for breach of contract due to repayment in advance according to the above provisions.
8.03 The Borrower shall not re-borrow any part of Fixed Assets Loan or Working Capital Loan repaid in advance according to this Agreement.
8.04 Where the Project of the Borrower realizes an operation which obviously goes beyond the expectation of the feasibility study, and the Borrower realizes cash surplus with an amount of more than RMB200,000,000, the Consortium may request the Borrower to make repayment in advance.
Article 9 Cancellation
9.01 Where the Borrower has any Breach Event as specified in Article 22.01 hereof, the Lenders may cancel all un-extended Loan Amount according to this Agreement.
9.02 The Borrower may, before expiration of the Withdrawal Period, apply to the Agent Bank in writing for cancellation of the Committed Loan Amount of the Lenders in whole or in part, and the cancellation may be made with consent of the Consortium. Any cancelled Committed Loan Amount shall not be recovered in whole or in part. The cancellation notice is irrevocable. The cancellation of Committed Loan Amount shall become effective as of the date specified in the cancellation notice. As of the effective date of the cancellation, the Committed Loan Amount of each Lender shall be decreased by the proportion of its Committed Loan Amount to all Lenders’ Committed Loan Amount.
Chapter V Borrowing Cost and Expenses
Article 10 Interest Rate
10.01 The loan Interest Rate applicable to each Loan Fund of the Fixed Assets Loan hereunder shall be as follows:
(1) with respect to each Loan Fund withdrawn in RMB, the Interest Rate shall be determined by the base Interest Rate for 3-5 years RMB loan at the same level quoted by the People’s Bank plus ten percent (10%). The Interest Rate shall be re-fixed every six (6) months after the Withdrawal Date of the first RMB Loan Fund of the Fixed Assets Loan.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
(2) with respect to each Loan Fund withdrawn in US, the Interest Rate shall be determined by six (6) months’ LIBOR plus 300BP. The Interest Rate shall be re-fixed every six (6) months after the Withdrawal Date of the first USD Loan Fund of the Fixed Assets Loan.
10.02 With respect to each RMB Loan Fund of Working Capital Loan, the Interest Rate shall be determined by the base Interest Rate for 1-3 years’ RMB loan at the same level quoted by the People’s Bank plus ten percent (10%), and the Interest Rate shall be re-fixed every three (3) months after the Withdrawal Date of the first RMB Loan Fund of the Working Capital Loan.
10.03 With respect to each RMB Loan Fund of Fixed Assets Loan, the Interest Rate shall be re-fixed every six (6) months after the Withdrawal Date of the first RMB Loan Fund; with respect to each USD Loan Fund of Fixed Assets Loan, the Interest Rate shall be re-fixed every six (6) months after the Withdrawal Date of the first USD Loan Fund; with respect to each RMB Loan Fund of Working Capital Loan, the Interest Rate shall be re-fixed every three (3) months after the Withdrawal Date of the first RMB Loan Fund. The re-fixing date shall be the day of the re-fixing month corresponding to the actual Withdrawal Date, and if there is no such corresponding day, the last day of such month shall be the Interest re-fixing day.
(1) With respect to each Loan Fund of Fixed Assets Loan, the first installment of RMB Interest Rate shall be determined by the base Interest Rate for 3-5 years RMB loan at the same level quoted by the People’s Bank at the actual Withdrawal Date plus ten percent (10%).
(2) Upon expiration of each fluctuation cycle, the RMB Interest Rate for each Loan Fund of Fixed Assets Loan shall be determined by the base Interest Rate for 3-5 years RMB loan at the same level quoted by the People’s Bank at the re-fixing date plus ten percent (10%), which shall be applicable to the next fluctuation cycle.
(3) With respect to each Loan Fund of Working Capital Loan, the first installment of RMB Interest Rate shall be determined by the base Interest Rate for 1-3 years’ RMB loan at the same level quoted by the People’s Bank at the actual Withdrawal Date plus ten percent (10%).
(4) Upon expiration of each fluctuation cycle, the RMB Interest Rate for each Loan Fund of Working Capital Loan shall be determined by the base Interest Rate for 1-3 years’ RMB loan at the same level quoted by the People’s Bank at the re-fixing date plus ten percent (10%), which shall be applicable to the next fluctuation cycle.
10.04 Where the People’s Bank liberalizes the control over the RMB base Interest Rate:
(1) With unanimous approval of all the Lenders, the Borrower and the Lenders shall, in the form of supplementary agreement, determine the new RMB loan Interest Rate for Fixed Assets Loan according to the decision of the People’s Bank on liberalizing the control over the RMB base Interest Rate, the then nationally accepted base Interest Rate for 3-5 or more years’ RMB loan for similar projects as well as related international practices.
(2) With unanimous approval of all the Lenders, the Borrower and the Lenders shall, in the form of supplementary agreement, determine the new RMB loan Interest Rate for Working Capital Loan according to the decision of the People’s Bank on liberalizing the control over the RMB base Interest Rate, the then nationally accepted base Interest Rate for 1-3 or more years’ RMB loan for similar projects as well as related international practices.
(3) For the period after the liberalization of the base Interest Rate and before that the Borrower and all the Lenders reach agreement with respect to the new RMB loan Interest Rate according to Articles 10.04(1) and 10.04(2) hereof, the applicable Interest Rate shall be the last base Interest Rate quoted by the People’s Bank for RMB loan at the same level before liberalization of the base Interest Rate plus ten percent (10%).

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Article 11 Interest, Interest Accrual and Penalty
11.01 The value date of each Loan Fund shall be the Withdrawal Date of such Loan Fund. For loan Interest Rate hereunder, 360 days/year shall be taken as the base number; the loan interest shall be calculated since the Withdrawal Date and based on the actual Loan Balance and the actual possession days. Interest calculation formula: Interest = Principle × Actual Days × Daily Interest Rate (Daily Interest Rate = Annual Interest Rate/360).
11.02 For each RMB Loan Fund hereunder, each Interest Period shall be three (3) months; for each USD Loan Fund hereunder, each Interest Period shall be six (6) months; provided that:
(1) The first Interest Period of each Loan Fund shall commence from the first Withdrawal Date of such loan and end on the first nearest Interest Settlement Date; the following Interest Period of each Loan Fund shall commence from the day immediately after the Interest Settlement Date of the preceding Interest Period and end on the Interest Settlement Date of the next Interest Period.
(2) Notwithstanding the forgoing provisions, none of the Interest Period of Fixed Assets Loan shall go beyond the Repayment Deadline of the Fixed Assets Loan. In case any Interest Period of Fixed Assets Loan goes beyond the Repayment Deadline of the Fixed Assets Loan, such Repayment Deadline or the actual Repayment Date shall be deemed the expiration date of the Interest Period of the Fixed Assets Loan.
(3) Notwithstanding the forgoing provisions, none of the Interest Period of Working Capital Loan shall go beyond the Repayment Deadline of the Working Capital Loan. In case any Interest Period of Working Capital Loan goes beyond the Repayment Deadline of the Working Capital Loan, such Repayment Deadline or the actual Repayment Date shall be deemed the expiration date of the Interest Period of the Working Capital Loan.
11.03 Unless otherwise agreed herein, the Borrower shall pay all interest, compound interest and/or penalty interest accrued by each Loan Fund on the Business Day immediately after each Interest Settlement Date. Upon expiration of each Loan Fund, the interest thereof shall be fully repaid with the principal.
11.04 Penalty interest and compound interest
(1) Where the Borrower fails to repay any part of Loan Fund at the Repayment Date agreed herein, penalty interest shall be calculated for the delayed amount since the such Repayment Date at the delay penalty Interest Rate, until the fully repayment of the Loan Fund and the loan interest thereof. With respect to each Loan Fund, the delay penalty Interest Rate shall be one hundred and forty percent (140%) of the loan Interest Rate agreed herein.
(2) Where the Borrower fails to apply the Loan Funds to the purposes agreed herein, penalty interest shall be calculated for the appropriated amount since the appropriation date at the appropriation penalty Interest Rate; with respect to each Loan Fund, the appropriation penalty Interest Rate shall be one hundred and seventy percent (170%) of the loan Interest Rate agreed herein.
(3) For delayed and appropriated Loan Funds, the penalty interest shall be calculated at the appropriation penalty Interest Rate.
(4) For loan interest which the Borrower fails to pay on time, the compound interest shall be calculated at the delay penalty Interest Rate agreed herein.
(5) Where any loan Interest Rate adjustment agreed herein occurs during calculation of penalty interest and compound interest, the penalty interest and compound interest since the adjustment date shall be calculated at the new loan Interest Rate.
11.05 Where the People’s Bank adjusts the interest calculation regulations, the Lenders shall implement such new regulations and no approval of the Borrower is needed.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Article 12 Fees and Taxes
12.01 The Borrower shall pay all items of Consortium fees to the Consortium pursuant to the “Letter of Fees” which has been confirmed jointly by the Borrower and the Leading Bank.
12.02 All parties to this Agreement shall respectively bear all present and future taxes and fees under this Agreement and any document mentioned herein.
Article 13 Increased Costs
13.01 If the Lenders’ costs are increased due to the change of any law, regulation or policy of China, and such law, regulation or policy of China specifies that such increased costs shall be borne by the Borrower, the Borrower and the Lenders shall raise the lending rate by concluding a supplementary agreement, or the Borrower shall directly supplement the aforesaid increased costs to the Lenders.
Chapter VI Payment
Article 14 Payment of the Lenders
14.01 On the premise of other agreements in this Agreement, each Lender shall, by 11:00 AM (Beijing time) in the morning of each Withdrawal Date under this Agreement, remit the Loan Funds grantable hereunder in the following methods into the Agent Bank’s designated account:
(1) Paying the share of Loan Funds withdrawn in RMB to the Agent Bank’s designated RMB account;
(2) Paying the share of Loan Funds withdrawn in USD to the Agent Bank’s designated USD account.
14.02 The allotment of funds between the Lenders and the Agent Bank shall all be fulfilled via the above-mentioned accounts. The Agent Bank shall, by 16:00 (Beijing time) on the Withdrawal Date of relevant Loan Funds, transfer its actually received Loan Funds into the Borrower’s Special RMB Account for Construction, Special USD Account for Construction and Special Account for Working Capital Loans in the following methods:
(1) Paying the Loan Funds of corresponding Fixed-Asset Loans it has actually received under Article 14.01 (1) of this Agreement to the Special RMB Account for Construction.
(2) Paying the corresponding Loan Funds it has actually received under Article 14.01 (2) of this Agreement to the Special USD Account for Construction.
(3) Paying the Loan Funds of corresponding Working Capital Loans it has actually received under Article 14.01 (1) of this Agreement to the Special Account for Working Capital Loans.
Article 15 Payment of the Borrower
15.01 The Borrower shall, pursuant to Article 20.11.02 of this Agreement, open a Special RMB Account for Repayment of Debts and a Special USD Account for Repayment of Debts in the Agent Bank (hereinafter referred to as the “Special Account for Repayment of Debts”). the Borrower shall, three (3) Business Days prior to the Interest Settlement Date, remit the funds of RMB lending interest into the Special RMB Account for Repayment of Debts and the funds of USD lending interest into the Special USD Account for Repayment of Debts; the Borrower shall, three (3) Business Days prior to the Repayment Date, remit the funds for repayment of the principal of RMB loans along with the final sum of interest into the Special RMB Account for Repayment of Debts, and also remit the funds for repayment of the principal of USD loans along with the final sum of interest into the Special USD Account for Repayment of Debts; the Borrower shall, one (1) Business Day prior to the date of payment of other amounts payable, remit the relevant amounts into the Special RMB Account for Repayment of Debts and/or the Special USD Account for Repayment of Debts.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
15.02 The Borrower hereby irrevocably authorizes the Agent Bank to directly withhold the Borrower’s due and payable principal, interest, compound interest and penalty interest under this Agreement from the Special Account for Repayment of Debts. If the funds in the Special Account for Repayment of Debts are insufficient, the Borrower hereby irrevocably authorizes the Agent Bank and each Lender to directly withhold the Borrower’s due and payable principal, interest, compound interest and penalty interest under this Agreement from the various accounts opened by the Borrower in the Agent Bank, each Lender and its branches.
15.03 The Agent Bank shall, by 14:00 in the afternoon of the Date of Repayment of the principal of loans, by 14:00 in the afternoon of the next Business Day following the Interest Settlement Date or by 14:00 in the afternoon of the date of payment of other amount payable, remit the aforesaid withheld amounts in the sequence and at the proportion as agreed upon in Article 16.04 of this Agreement into the bank account designated by each Lender. The Agent Bank shall timely serve the withholding slip of the Agent Bank to the Borrower and each Lender.
Article 16 Payment Provisions
16.01 The Agent Bank shall not be obligated to prepay any money on behalf any party to this Agreement.
The Agent Bank shall, ten (10) Business Days prior to the date when the Borrower ought to pay any due amount to the Leading Bank, the Co-Leading Bank, the Agent Bank or any Lender under this Agreement, send the Notice for Repayment to the Borrower and the Notice for Payment to the Lender. However, the Agent Bank’s sending the Notice for Repayment to the Borrower shall not constitute the condition precedent for the Borrower to pay any due amount. Even if the Agent Bank fails to send the Notice for Repayment, the Borrower’s obligation to pay any due amount pursuant to this Agreement shall not be exempted or affected, and the Borrower shall still timely repay the principal, interest and relevant fees.
Where any of the Lenders has any objection to the amount of current sum of money stated on the Notice for Payment sent by the Agent Bank pursuant to this Agreement, it shall, within three (3) Business Days after receipt of the Notice for Payment, raise the written objection to the Agent Bank.
16.02 Where the date on which a sum of money is payable under this Agreement is not a Business Day, such payment shall be advanced to the previous Business Day.
16.03 The Borrower shall pay any due amount payable under this Agreement in the same currency of the principal of the loans. If the currency is different, it shall be dealt with according to relevant provisions of the Agent Bank on conversion of foreign exchange.
16.04 Except for the payment made by the Borrower under Article 31.01 of this Agreement or unless otherwise agreed upon in this Agreement, any money received by the Agent Bank from the Borrower shall be distributed in the following sequence:
16.04.1 to pay the Lenders the Borrower’s any fee due and but unpaid under this Agreement at the proportion of the Loan Funds granted by each Lender but not yet repaid among the Loan Balance;
16.04.2 to pay the Lenders the Borrower’s any accrued interest due and unpaid under this Agreement (including but not limited to any interest, compound interest and penalty interest) at the respective proportions of the Fixed-Asset RMB Loan Funds/Fixed-Asset USD Loan Funds/Working Capital RMB Loan Funds granted by each Lender but not yet repaid among the Balance of Fixed-Asset RMB Loans/Balance of Fixed-Asset USD Loans/Balance of Working Capital RMB Loans;
16.04.3 to pay the Lenders the Borrower’s any principal due and unpaid under this Agreement at the respective proportions of the Fixed-Asset RMB Loan Funds/Fixed-Asset USD Loan Funds/Working Capital RMB Loan Funds granted by each Lender but not yet repaid among the Balance of Fixed-Asset RMB Loans/Balance of Fixed- Asset USD Loans / Balance of Working Capital RMB Loans.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
16.05 After the occurrence of Breaching Events, any money received by the Agent Bank form the Borrower shall be paid to each Lender at the proportion of the total sum of the Fixed-Asset RMB Loan Funds, Fixed-Asset USD Loan Funds and Working Capital RMB Loan Funds granted by each Lender but not yet repaid (depending on the actual grant of loans) among the total sum of the Balance of Fixed-Asset RMB Loans, Balance of Fixed-Asset USD Loans and Balance of Working Capital RMB Loans.
16.06 No payment made by the Borrower under this Agreement shall be offset or counterclaimed in calculation or payment in any way or be discounted in any way due to the offset or counterclaim.
16.07 For the purpose of the Borrower’s project construction, when the project construction expenditures are paid from the Special Account for Construction, the single sum of Loan Funds more than an equivalent value of RMB five million (RMB 5,000,000) shall be paid in the method of the Agent Bank’s entrusted payment. The Agent Bank’s entrusted payment means that the Agent Bank pays the Loan Funds to the Borrower’s counter-party that meets the purposes agreed upon in the relevant project contracts upon the Borrower’s application for withdrawal and entrustment for payment.
16.08 Where the method of the Agent Bank’s entrusted payment is adopted, the Agent Bank shall, before the Loan Funds are granted, check whether the Borrower’s relevant transaction information meets the conditions agreed upon in the relevant project contract. The Agent Bank may, when necessary, require the Borrower, the independent intermediary institution and the contractor, etc. to jointly inspect the equipment building or project construction progress, and shall pay the Loan Funds on the basis of the jointly issued slip that meets the conditions agreed upon in the relevant project contract. After being checked and approved by the Agent Bank, the Loan Funds shall be paid to the Borrower’s counter-party via the Special Account for Construction /Special Account for Working Capital Loans, and the relevant records on recognition of the details shall be kept well.
16.09 When the Borrower is in any of the following circumstances, the Agent Bank shall have the right to and ought to, according to the resolution of the meeting of the Consortium, stop granting and paying the Loan Funds:
(1)	Its credit conditions are decreasing;

(2)	It fails to pay the Loan Funds pursuant to this Agreement or the fund supervision agreement;

(3)	The Project progress lags behind the fund use progress;

(4)	It evades the Agent Bank’s entrusted payment by way of breaking up the whole into parts;

(5)	Other circumstances agreed upon in this Agreement.
Chapter VII Guaranty
Article 17 Guaranty in the Form of Suretyship
17.01 Trina Solar Limited, the Guarantor, shall provide the guaranty of joint and several liabilities for the Borrower to timely and fully repay the principal, interest and relevant fees of the Loan Balance under this Agreement. Trina Solar Limited shall, in the format set forth in Appendix X of this Agreement, issue a “Letter of Guarantee and Undertaking” to the Consortium, so as to guarantee that the Borrower may timely and fully repay the principal, interest and relevant fees of the Loan Balance under this Agreement.
17.02 Gao Jifan and Wu Chunyan, the Guarantors, shall provide the guaranty of joint and several liabilities for the Borrower to timely and fully repay the principal, interest and relevant fees of the Loan Balance under this Agreement. Gao Jifan and Wu Chunyan shall, in the format set forth in Appendix XI of this Agreement, issue a “Letter of Guarantee” to the Consortium, so as to guarantee that the Borrower may timely and fully repay the principal, interest and relevant fees of the Loan Balance under this Agreement.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Article 18 Guaranty in the Form of Mortgage
18.01 For the purpose of guaranteeing to timely and fully repay the principal, interest and relevant fees of the Loan Balance under this Agreement, the Borrower shall substantially sign a “Maximum Amount Property Mortgage Contract” with the Agent Bank that represents all the Lenders in the format set forth in Appendix IX of this Agreement within fifteen (15) Business Days after the Signature Date of this Agreement by using its state-owned land use rights with the certificate numbers of Chang Guo Yong (2008) No. 0247406 and Chang Guo Yong (2008) No. 0262411, and shall, according to the “Property Law of the People’s Republic of China”, the “Guarantee Law of the People’s Republic of China” as well as other relevant laws and regulations, go through relevant procedures such as registration of mortgage jointly with the Agent Bank.
18.02 For the purpose of guaranteeing to timely and fully repay the principal, interest and relevant fees of the Loan Balance under this Agreement, the Borrower shall, within fifteen (15) Business Days after obtaining the right to use 323 mus of state-owned land use right, sign a “Maximum Amount Property Mortgage Contract” with the Agent Bank that represents all the Lenders in the format set forth in Appendix IX of this Agreement, and shall, according to the “Property Law of the People’s Republic of China”, the “Guarantee Law of the People’s Republic of China” as well as other relevant laws and regulations, go through relevant procedures such as registration of mortgage jointly with the Agent Bank. Where the Borrower fails to go through the procedures within the time limit, the Consortium shall have the right to stop granting the Loan Funds, and announce that the Borrower is in breach. Besides, the Borrower shall pay the liquidated damages to the Agent Bank at a daily rate of five out of ten thousand (0.5‰) of the Loan Balance, unless the delay is caused by Consortium.
18.03 For the purpose of guaranteeing to timely and fully repay the principal, interest and relevant fees of the Loan Balance under this Agreement, the Borrower shall, within fifteen (15) Business Days after the properties such as the land use right, the buildings and the mechanical equipments, etc. formed from the project construction under this Agreement conform to the conditions for mortgage, substantially sign a “Maximum Amount Property Mortgage Contract” with the Agent Bank that represents all the Lenders in the format set forth in Appendix IX of this Agreement, totally mortgage the properties such as the land use right, the buildings and the mechanical equipments, etc. formed from the project construction to all Lenders, and go through relevant procedures such as registration of mortgage jointly with the Agent Bank according to the “Property Law of the People’s Republic of China”, the “Guarantee Law of the People’s Republic of China” as well as other relevant laws and regulations. If the Borrower fails to go through the procedures within the time limit, the Consortium shall have the right to stop granting the Loan Funds, and announce that the Borrower is in breach. Besides, the Borrower shall pay the liquidated damages to the Agent Bank at a daily rate of five out of ten thousand (0.5‰) of the Loan Balance, unless the delay is caused by the Consortium.
18.04 For the purpose of guaranteeing to timely and fully repay the principal, interest and relevant fees of the Loan Balance under this Agreement, the Borrower shall, within fifteen (15) Business Days after its existing assets (after being discharged from the existing mortgage) and its major assets newly-added within the Validity Period of this Agreement conform to the conditions for mortgage, substantially sign a “Maximum Amount Property Mortgage Contract” with the Agent Bank that represents all the Lenders in the format set forth in Appendix IX of this Agreement, and go through relevant procedures such as registration of mortgage jointly with the Agent Bank according to the “Property Law of the People’s Republic of China”, the “Guarantee Law of the People’s Republic of China” as well as other relevant laws and regulations. If the Borrower fails to go through the procedures within the time limit, the Consortium shall have the right to stop granting the Loan Funds, and announce that the Borrower is in breach. Besides, the Borrower shall pay the liquidated damages to the Agent Bank at a daily rate of five out of ten thousand (0.5‰) of the Loan Balance, unless the delay is caused by the Consortium.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Chapter VIII Representations, Warranties and Undertakings
Article 19 Representations and Warranties
19.01 The Borrower hereby makes the following representations and warranties to the Lender:
19.01.01 the Borrower is a limited liability company duly organized and validly existing under the laws of China.
19.01.02 the Borrower has full capacity for rights and capacity for conducts to conduct its business, enter into this Agreement and exercise rights and perform obligations in light hereof.
19.01.03 The internal procedure of the company needed for the Borrower to enter into this Agreement and exercise rights and perform obligations according hereto has been completed; the person who signs this Agreement on behalf of the Borrower is a valid authorized representative of the Borrower and this Agreement signed by such person is binding on the Borrower.
19.01.04 The obligations of the Borrower hereunder are legitimate and valid, which are binding on the Borrower, and may be performed according to the terms hereof.
19.01.05 The conclusion of this Agreement, exercise of rights and performance of obligations according hereto by the Borrower do not and will not violate the following contents or conflict with the following contents:
(1) Any agreement or contract to which the Borrower is a party or any other contract documents that are binding on any assets of the Borrower;
(2) The Articles of Association and other fundamental corporate documents of the Borrower;
(3) Any law, regulation, judgment, award and ruling applicable to the Borrower.
19.01.06 the Borrower has obtained all authorization, consent, approval and permit required by or necessary to the conclusion and performance of this Agreement and transactions hereunder, and such authorization, consent, approval and permit shall be in full force and effect.
19.01.07 No breaching events of the Borrower as prescribed in Article 22.01 hereof have happened and are continuing; and the Borrower has not caused material adverse effect on the loans of Consortium hereunder due to serious violation of any applicable law, regulation, rule, judgment, award or ruling.
19.01.08 The Borrower does not undergo or participate in any litigation, arbitration or other legal proceedings with similar nature that may cause material adverse effects.
19.01.09 The Borrower does not set mortgage or pledge of any form on any assets of its project.
19.01.10 In any judicial procedure conducted in China to which the Borrower is a party, the Borrower or its assets will not enjoy any immunity or privilege in litigation, judgment, enforcement, property preservation or any other legal proceedings.
19.01.11 The conclusion of this agreement, exercise of rights and performance of obligations according hereto by the Borrower are business conducts made for its business purposes and are totally bound by civil and commercial laws.
19.01.12 The audited accounting statements or consolidated accounting statements (if any) submitted to the Agent Bank recently are prepared according to general accounting standards and practices of China and fairly reflect the Borrower’s (consolidated) financial status up to the date when such statements are issued; since the issuance of such statements, no events have occurred that bring or may bring material adverse effects to the (consolidated) financial status of the Borrower.
19.01.13 No person initiates any legal proceeding of closure, liquidation, rectification, bankruptcy, dissolution or otherwise against the Borrower.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
19.02 The above representations and warranties are made by the Borrower on the Signature Date; furthermore, on each withdrawal notice date and Withdrawal Date, the aforesaid representations and warranties will be deemed as being repeated by the Borrower on such dates regarding the then existing fact and situation and also deemed to be true and correct regarding the then existing situation.
19.03 The Borrower hereby confirms that each Lender has entered into this Agreement and performed the obligations hereunder on the basis of having complete confidence in the aforementioned representations and warranties.
19.04 The Lender, Leading Bank, Co-leading Bank and Agent Bank hereby make the following representations and warranties to the Borrower:
19.04.01 They are branches of financial institutions duly organized and validly existing under the laws of China.
19.04.02 They have full capacity for rights and capacity for conducts to conduct their business, enter into this Agreement and exercise rights and perform obligations in accordance with this Agreement.
19.04.03 They have obtained all internal authorization, consent, approval and permit of the bank necessary to the conclusion of this Agreement, exercise of rights and performance of obligations in light hereof and such authority, consent, approval and permit shall be in full force and effect. The persons who sign this Agreement on behalf of them are their valid authorized representatives and this Agreement signed by such persons is binding on them.
19.04.04 They participate in syndicated loan arrangement according to the principle of voluntary negotiation and voluntary subscription for loans.
19.04.05 They have jointly entered into the loan agreement with the Borrower.
Article 20 Undertakings
The Borrower undertakes to each Lender that from the Signature Date to the date when all accrued payables of the Borrower hereunder have been totally paid off:
20.01 The Borrower shall ensure that all its obligations hereunder to each Lender shall constitute its direct and unconditional obligations at any time.
20.02 In case of the occurrence of any of the following events, the Borrower shall give written notice to the Agent Bank within three (3) days of such occurrence:
20.02.01 Breaching Events or potential Breaching Events as prescribed in Article 22.01;
20.02.02 Any litigation, arbitration or other legal proceedings mentioned in Article 19.01.08, Article 19.01.10 and Article 19.01.13 hereof;
20.02.03 Significant changes to the project of the Borrower;
20.02.04 Any event that brings material adverse effect or event that will bring material adverse effect, which has already come into the awareness of the Borrower.
20.03 In case of the occurrence of any of the following events, the Borrower shall give written notice to the Agent Bank within three (3) days of such occurrence:
20.03.01 The Borrower undergoes contracting, leasing, merger, division, joint venture, project transfer, reorganization, shareholding reform, application for winding-up of business for rectification, application for bankruptcy or otherwise and such events will sufficiently impact on the realization of creditor’s rights of the Lender;

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
20.03.02 There is any change in the name, legal representative and domicile of the Borrower or the Borrower undergoes significant accident, stopping of production, closure of business, annulment of registration, revocation of business license; legal representative or principal engage in illegal activities or become involved in significant litigation or arbitration; the production and operation suffers from big difficulties and the financial situation has worsen or otherwise.
20.04 The Lender shall maintain the valid and effective existence of its enterprise status as legal person, abide by all laws and regulations applicable to it, and pay all taxes and expenses imposed on it by government departments.
20.05 The Lender shall not reduce its registered capital and shall ensure that its business nature or business scope will not undergo changes that will bring material adverse effect.
If the Borrower intends to change its business scope, shareholding structure or other matters, it must send a prior written notice to the Agent Bank and obtain the consent of the Consortium.
20.06 The connected transactions of any from or content conducted between the Borrower and its Affiliated parties are fair and just, and the Borrower does not and shall not manipulate or transfer profit or impair the legitimate rights and interests of the Lenders through unfair connected transactions.
20.07 Without the prior written consent of the Majority of Lenders, the Borrower shall not dispose of the ownership of the assets exceeding five percent (5%) of its total net asset value through one or more or a series of transactions of contracting, leasing, selling, transfer in one accounting year (in case there are more than one or a series of transactions, the total value shall be computed accumulatively), except for the disposal conducted by the Borrower in normal business activities according to the principle of fairness.
20.08 Without the prior written consent of all Lenders, the Borrower shall not take any step to carry out merger, division, joint venture, project transfer, reorganization, shareholding reform, application for stopping of business for rectification, closure of business, and application for bankruptcy, liquidation, dissolution or other similar proceedings that will sufficiently impact on the realization of the creditor’s rights of the Lenders.
20.09 The Borrower warrants that it will use the loan fund hereunder within the scope stipulated herein and shall not, in any form, use such fund beyond the scope or appropriate the same for other uses.
20.10 Upon the reasonable request of the Agent Bank and its five (5) days’ prior written notice to the Borrower, under the condition that the normal operation of the Borrower is not impacted, the personnel designated by the Agent Bank or Lenders may enter the business place of the Borrower to examine and inspect the construction situation of the project and assets situation, financial status as well as financial record of the Borrower. And the Borrower warrants that its agent and/or employees will provide full and timely cooperation.
20.11 The Borrower undertakes to open or designate and operate relevant special accounts in the Agent Bank pursuant to the following stipulations:
20.11.01 Within three (3) Business Days as of the Signature Date hereof, the Borrower shall open or designate Special RMB Construction Account, Special USD Construction Account and Special Account for Working Capital Loan in the Agent Bank; and the self-owned fund (the part of fund to be invested for use) invested by the Borrower in the project construction hereunder shall be transferred in full in the following manner to the Special RMB Construction Account and Special USD Construction Account /Special Account for Working Capital Loan, except as otherwise provided by laws and regulations.
(1) Where the self-owned fund for the project construction is RMB, such fund shall be transferred in full into Special RMB Construction Account/Special Account for Working Capital Loan;
(2) Where the self-owned fund for the project construction is USD, such fund shall be transferred in full into Special USD Construction Account.
20.11.02 Within three (3) Business Days as of the Signature Date hereof, the Borrower shall open or designate Special RMB Repayment Account and Special USD Repayment Account in the Agent Bank.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
20.11.03 Within three (3) Business Days as of the Signature Date hereof, the Borrower shall open or designate Special Account for Working Capital Loan in the Agent Bank.
20.12 After the Signature Date of this Agreement, the Borrower shall choose Lenders Consortium for various financial businesses needed to be handled due to the project. Regarding other financial businesses, the Borrower shall give preference to Lenders Consortium under the same market conditions. The Borrower may handle financial business with other financial institutions outside the Consortium only if the following conditions are satisfied:
20.12.01 The financial institutions outside the Consortium can provide financial products and services needed by the Borrower that cannot be provided by banks of the Consortium, provided that such financial products and services needed by the Borrower may not bring material risks or adverse effects to the existing loans of the Consortium;
20.12.02 The prices of services provided by each Lender within the Consortium exceed normal reasonable scope.
20.13 The Borrower shall not, before accrued payables are paid off and/or under any circumstance a Breaching Event persists, declare or make any profit distribution;
20.14 The Borrower shall, within three (3) Business Days after the Signature Date of this Agreement, provide the Agent Bank with the assets pledge and guarantee as well as other guarantee information provided to other people or entities up to the Signature Date of this Agreement; without the prior written consent of the Consortium, the Borrower shall not mortgage or pledge its assets to a third party or provide guarantee to other people or entities.
20.15 To make a single external investment equivalent to over RMB fifty million (RMB 50,000,000) or one exceeding five percent (5%) of the recently audited net asset value of the Borrower, the Borrower shall obtain the prior written consent of the Consortium.
20.16 Where the Borrower makes new financing after the Signature Date of this Agreement, it shall obtain the prior written consent of the Consortium.
20.17 The international clearance, exchange settlement and sale and other intermediary businesses of the project shall be handled within the scope of the Consortium, and the proportion of the intermediary business of each Lender shall match with the proportion of committed loans.
20.18 The Borrower shall apply for the ownership certificate of the assets formed in the project construction in a timely manner and shall, within fifteen (15) Business Days after the assets under the project and other mortgageable assets stipulated herein conform to mortgage conditions, enter into Maximum Amount Property Mortgage Contract with the Agent Bank representing all Lenders in light of the format prescribed in Appendix IX hereof and mortgage the right to use the construction land, buildings, machinery equipments and other properties as well as other mortgageable properties prescribed herein to all Lenders and go through mortgage registration and other relevant formalities with the Agent Bank in accordance with Property Law of the People’s Republic of China, the Guarantee Law of the People’s Republic of China and other laws and regulations.
20.19 The Borrower shall, within three (3) Business Days after the project construction and the assets formed therein satisfy the conditions for insurance purchase, effect insurance against risks of such assets and shall not discontinue the insurance within the valid term hereof. The insurance shall be underwritten by a strong insurance company of good standing against property all risks (including machinery equipment damage insurance). The insurance coverage shall conform to industry standard and relevant provisions of the State on insurance and the insured amount shall not be lower than the market value of such assets. The Borrower shall notify the Agent Bank within three (3) Business Days after the insurance purchase. It shall be stated in the original policy of the aforesaid insurance that the Agent Bank representing all Lenders shall be the first beneficiary.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
20.19.01 The Borrower shall, within three (3) Business Days after the insurance contract or insurance policy is signed or issued, submit the originals of such insurance contract and insurance policy to the Agent Bank for safekeeping. If the Borrower needs to make any change to such insurance contract or insurance policy, it shall notify the Agent Bank five (5) Business Days in advance and the Agent Bank may provide necessary assistance; the Borrower shall, within three (3) Business Days from the Signature Date of the altered documents of insurance contract or insurance policy, submit the originals to the Agent Bank for safekeeping.
20.19.02 The Agent Bank shall have the right to supervise that the Borrower effects insurance according to the stipulations hereof within the valid term hereof. If the Borrower fails to effect insurance in light of the stipulations hereof, the Agent Bank shall have the right to purchase the insurance on behalf of the Borrower and the insurance premium paid by the Agent Bank shall be assumed by the Borrower; the Agent Bank shall have the right to directly deduct an amount equal to the insurance premium plus all expenses incurred to the Agent Bank due to the insurance purchase from any bank account opened by the Borrower in the Agent Bank. In case other payables due of the Borrower cannot be paid in full due to such deduction, the Borrower shall make up for the amount in a timely manner. The stipulation of this Article does not constitute the obligations of the Agent Bank and shall not affect the Agent Bank to exercise its right to hold the Borrower liable for breach of contract according to the clauses hereof.
20.19.03 The Borrower shall, within three (3) days after it becomes aware of or it should become aware of the insurance accident, notify the Agent Bank in writing and timely make claims against the insurer in light of relevant provisions of insurance contract or insurance policy; any loss caused to the Lenders because the notice is not given or the claim is not made timely or the obligations under the insurance contract or insurance policy are not performed shall be assumed by the Borrower.
20.19.04 In case of the occurrence of the loss of the insured property, the insurance compensation obtained thereby, upon the consent of the Majority of Lenders, are decided to be used in (1) repairing property damage under the Project; or (2) paying off the principal and interest of the loan hereunder ahead of schedule, compensating relevant losses and paying related expenses; or (3) after the Borrower provides new, sufficient and effective collaterals or other guarantees to the Consortium, the compensation shall be given to the Borrower at its disposal.
20.20 In case the cost of project construction overruns, the Borrower shall resolve the problem by means of self-financing of the Borrower, the capital increase of shareholders of the Borrower or the loan raised from the shareholders of the Borrower. If the Borrower raises loan from its shareholders, it shall not repay the loan to its shareholders if all accrued payables hereunder are not paid and/or so long as the Breaching Events persist under any circumstance.
20.21 The Borrower shall, on the same day as the Signature Date hereof, enter into Capital Supervision Agreement with the Agent Bank in light of the format and content of Appendix XII hereof and subject itself to the monitoring conducted by the Agent Bank authorized by the Consortium regarding the use of capital in relevant special accounts of the Borrower as is prescribed in Article 20.11 hereof.
20.22 The Borrower shall ensure the self-owned fund of the project construction and gap of working capital that supports the project is timely allocated in full.
20.23 Within the operational period of the project, the Borrower shall ensure the operation of the project meets the environmental compliance and emission standard, and obtain relevant license certificate documents on safe production; the overall capacity utilization rate shall not be lower than 50%, and the stock amount of materials and finished products shall match with its normal production and sales level (in case of excess, the margin shall not be higher than 20% of the normal level).
20.24 Within the valid term hereof, computed in light of the half-yearly financial statements of the Borrower for each accounting year, the Borrower shall ensure:
(1) The asset liability ratio shall not exceed 60% (“asset liability ratio” refers to the ratio of total liabilities to total assets in the current statement of the Borrower);
(2) Net profit rate > 0;
(3) Interest coverage ratio > 2.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
20.25 Within the valid term hereof, the Borrower shall give a written notification to the Agent Bank every three months as from the Signature Date hereof regarding (1) fluctuations in prices of raw materials needed in the operation of the project and in project products, market information of the project products, market prospect of the project products, policy changes and development trend of the industry, market development of the Borrower and other operation information; (2) analysis of the market competitiveness of the Borrower and assessment of major competitors in the same business; (3) analysis of financial status and major financial data of the Borrower; (4) plans of the Borrower on investment and financing and the implementation thereof; (5) significant changes in the operation , management, investment, guarantee or other aspects of the Guarantor; (6) recent announcement of overseas listed companies; and (7) relevant information concerned by the Consortium.
20.26 As from the Signature Date hereof, the average solar conversion efficiency of the commercialized monocrystalline cell production line of the Borrower shall not be lower than 17.5%. The Agent Bank shall fix an observation date at the end of each quarter to conduct supervision and monitoring of the Borrower.
Article 21 Financial Documents
21.01 The Borrower shall ensure that all financial statements and other documents submitted to the Agent Bank hereunder are legal, complete, true and valid. When providing documents in light of Article 21 hereof, the Borrower shall provide a copy affixed with the official seal of the Borrower to the Agent Bank so that the Agent Bank may distribute at least one copy of such statements or documents to each Lender.
21.02 The Borrower shall provide its financial statements or consolidated financial statements of the current month to the Agent Bank not later than 15 days after the end of each month.
21.03 The Borrower shall, not later than four (4) months after the end of each Accounting Year, provide an original of the financial audit report of the previous year that is recognized by the Consortium and issued by an accounting firm with qualifications.
21.04 The Borrower shall cooperate with each Lender to supervise the use of the Loan Fund and, upon the reasonable request of each Lender from time to time, provide such documents about the financial, production and operation situation of the Borrower to the Agent Bank, provided that the providing of such documents shall not make the Borrower violate any confidentiality obligations legally binding on the Borrower.
CHAPTER IX BREACHING EVENTS
Article 22 Breaching Events
22.01 Each of the following events shall constitute a Breaching Event:
22.01.0l The Borrower fails to pay any amount due hereunder in the sum, currency and manner and by the time line as specified herein and fails to make remedies to the satisfaction of the Majority of the Lenders within ten (10) Business Days of the day when the Borrower becomes aware of the event or the day when the Agent Bank sends the notice demanding the Borrower make such remedy, whichever is earlier.
22.01.02 Apart from those set forth in the above Article 22.01.01, the Borrower fails to perform or comply with any other obligation hereunder in a timely or proper manner and fails to make remedies to the Majority of the Lenders within ten (10) Business Days of the day when the Borrower becomes aware of the event or the day when the Agent Bank sends the notice demanding the Borrower make such remedy, whichever is earlier.
22.01.03 Any representation, warranty or covenant made or restated (or deemed restated) by the Borrower hereunder has been proved to be incorrect or misleading in any material aspect and the Borrower fails to make remedies to the satisfaction of the Majority of the Lenders within ten (10) Business Days of the day when the Borrower becomes aware of the event or the day when the Agent Bank sends the notice demanding the Borrower make such remedy, whichever is earlier.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
22.01.04 The Borrower fails to pay any Debt when due; or any Breaching Event has arisen out of any document in relation to the Borrower’s Debts; or any Breaching Event so arising has led to the acceleration of such Debts becoming due or the same immediately becoming due; any Breaching Event so arising has led to cancellation or suspension of such Debt commitments; or any security created on the Borrower’s Debts has been enforced; and the Borrower fails to make remedies to the satisfaction of the Majority of the Lenders within ten (10) Business Days of the day when it becomes aware of the event or the day when the Agent Bank sends the notice demanding the Borrower make such remedy, whichever is earlier; provided that no Breaching Event shall be deemed to have occurred if the aggregate of the aforesaid Debts is no more than Renminbi twenty million yuan (RMB 20,000,000) or equivalent.
22.01.05 Any executive or director of the Borrower has been involved in any major event that allegedly amount to corruption, bribe-taking, graft or illegal business which is subject to investigation by the judicial authorities and the Borrower fails to notify the Agent Bank and Lenders in writing within three (3) Business Days of occurrence of the said major event.
22.01.06 Without consent from the Majority of the Lenders, the Borrower commences to negotiate with one or more creditors on all-round Debts restructuring and assignment of Debts because the Borrower is (or is deemed under any law) unable to or has admittedly unable to repay any financial Debt(s) due that is (are) individually or totally equivalent to more than Renminbi twenty million yuan (RMB20,000,000) that have arisen within one Accounting Year or because of any other similar event, and the Borrower fails to make remedies to the satisfaction of the Majority of the Lenders within ten (10) Business Days of the day when it becomes aware of the event or the day when the Agent Bank sends the notice demanding the Borrower make such remedy, whichever is earlier.
22.01.07 Without prior written consent from all of the Lenders, an event such as contracting, lease, merger, division, joint venture, project transfer, reorganization or petition for suspending business for rectification or for bankruptcy has occurred with respect to the Borrower, which materially affect the realization of the Lender’s rights as creditor hereunder.
22.01.08 Major accidents have arisen with respect to the Borrower which have a Material Adverse Impact on the repayment of the loan hereunder; the Borrower has been deregistered or its business license has been revoked; any litigation or arbitration has taken place with respect to the Borrower which has a Material Adverse Impact on the repayment of the loan hereunder; the Borrower has run into serious operational difficulties or its financial condition has deteriorated.
22.01.09 The Borrower has taken any corporate action or any individual has taken any action, or any proceeding has been instituted; or any order has been issued; or any request has been made; or any resolution has been adopted, to close down, liquidate or dissolve the Borrower or suspend its business for rectification or make it go into bankruptcy or to appoint liquidators, administrators or receivers for all or part of its assets for the abovementioned purposes.
22.01.10 Any asset(s) of the Borrower worth more than Renminbi ten million yuan (RMB10,000,000) has(have) been sealed up, frozen, seized, enforced or is(are) subject to any similar proceeding, and the Borrower fails to make remedies to the satisfaction of the Majority of the Lenders within ten (10) Business Days of the day when it becomes aware of the event or the day when the Agent Bank sends the notice demanding the Borrower make such remedy, whichever is earlier.
22.01.11 Any event or circumstance has arisen in any place with respect to the Borrower which produces effects similar to those specified in Articles from Article 22.01.05 to Article 22.01.10.
22.01.12 The Borrower has stopped or threatened to stop all or a major part of its businesses.
22.01.13 It is or has become illegal for the Borrower to perform any of its obligations hereunder.
22.01.14 The Borrower has injured the lawful rights and interests of the Lenders by diverting profits through unfair affiliated transactions.
22.01.15 The Guarantor under the Guaranty Contract has breached the Guaranty Contract.
22.01.16 Trina Solar Limited, the Shareholder of the Borrower has breached its Letter of Guarantee and Undertaking.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
22.01.17 Gao Jifan and Wu Chunyan, the Guarantors, have breached their Letter of Guarantee.
22.01.18 Any event or circumstance has arisen with respect to the Borrower that has or may lead to a Material Adverse Impact.
22.02 The Agent Bank may (or should upon request by the Majority of the Lenders) take one or more of the following actions upon occurrence of the Breaching Events set forth in Article 22.01:
22.02.01 Notifying the Borrower in writing of the cancellation of all or any part of the Loan Fund to be disbursed to the Borrower if the Loan Fund has not yet been disbursed;
22.02.02 Notifying the Borrower in writing of all or part of the Loan Balance along with all interest and costs accrued and all or part of other amounts owed hereunder immediately becoming due and payable; such costs and amounts shall become due and payable after such notification and without any further notice by the Agent Bank.
22.02.03 Notifying the Borrower in writing of the cancellation of the portion of the Loan Amount that has not been disbursed and the Loan Amount itself, and the Disposable Loan Amount and the Disposable Committed Loan Amount of each Lender shall immediately fall to zero.
22.02.04 Exercising any other right of the Agent Bank under law or this Agreement.
22.03 Upon request by any Lender, the Borrower shall indemnify the Lender for and against any and all reasonable losses and costs (mainly referring to reasonable lawyers’ fees and court fees) incurred or borne by the Lender as a result of any Breaching Event or the failure by the Borrower to perform any of its obligations hereunder. The Borrower hereby acknowledges and agrees that, during the period when a Breaching Event exists, each Lender and the Agent Bank shall have right to withhold the balance of any account opened by the Borrower with the Lender or the Agent Bank (including any of its branches within our bank system) and to transfer to the Agent Bank for apportionment pursuant to this Agreement. The Lender/Agent Bank shall notify the Borrower in writing within two (2) Business Days of the withholding.
22.04 Each of the following events shall constitute a breaching event on the part of a Lender:
22.04.01 The Lender fails to disburse the Loan Fund in the sum, currency and manner and by the timeline as specified herein.
22.04.02 Apart from those set forth in the above Article 22.04.01, the Lender fails to perform or comply with any other obligation hereunder or under any financing document in a timely or proper manner and fails to make remedies to the satisfaction of the Borrower, Agent Bank and/or other Lenders within ten (10) Business Days of the day when the Lender becomes aware of the event or the day when the Borrower, Agent Bank and/or other Lenders send the notice demanding the Lender make such remedy, whichever is earlier.
22.05 Upon the occurrence of any breaching event on the part of a Lender as set forth in the above Article 22.04 which is of interest to the Borrower, the Borrower shall have right to demand the breaching Lender make correction within a reasonable time limit. If the breaching Lender fails to make correction within the time limit, the Borrower shall have right to exercise any of its rights under law or this Agreement. Upon request by the Borrower who has presented documentary evidence for the request which has been verified by such breaching Lender, such breaching Lender shall indemnify the Borrower for and against any and all reasonable losses, costs (including without limitation reasonable lawyers’ fees and court fees) or expenses incurred or borne by the Borrower as a result of any breaching event on the part of the Lender or the failure by the Lender to perform any of its obligations hereunder.
22.06 Upon the occurrence of any breaching event on the part of a Lender as set forth in the above Article 22.04 which is of interest to the Agent Bank or the other Lenders, the Agent Bank or the other Lenders shall have right to demand the breaching Lender make correction within a reasonable time limit. If the breaching Lender fails to make correction within the time limit, the Agent Bank or the other Lenders shall have right to exercise any of its/their rights under law or this Agreement. Upon request by the Agent Bank or the other Lenders who (has) have presented documentary evidence for the request which has been verified by the breaching Lender, the breaching Lender shall indemnify the Agent Bank or the other Lenders for and against any and all reasonable losses incurred or borne by the Agent Bank or the other Lenders as a result of any breaching event on the part of the Lender.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Chapter X Relationships within Consortium
Article 23 Leading Bank, Agent Bank and Lenders
23.01 Each Lender shall enjoy rights and bear the liabilities in performing this Agreement in proportion to its share in the Loan Balance (or the percentage of its Committed Loan Amount in the Loan Amount if the Loan Fund has not been disbursed). If any Lender has defaulted on all or part of its obligations hereunder, the Lender shall assume sole liabilities to the Borrower and other Lenders shall not assume any liability, provided that in such case the other Lenders shall not be relieved of their obligations hereunder.
23.02 Duties and Responsibilities of Leading Bank and Co-leading Bank
23.02.01 The Leading Bank shall perform the following duties and responsibilities:
(1) The Leading bank has received a letter of authorization formally issued by the Borrower which grants power to the Leading Bank to do preparatory and organizational work for formation of the Consortium and the Leading Bank has sent invitations for formation of the Consortium to other banks in accordance with such letter;
(2) The Leading Bank shall send to other banks memorandums and other information in relation to the Consortium that the Leading Bank deems necessary, specifying the deadline for feedback and sum up feedbacks;
(3) The Leading Bank shall engage lawyers to act as the counsel for the loans provided by the Consortium, who shall take part in the work relating to the syndicated loans;
(4) Make arrangements for negotiation, drafting and execution of the loan agreements and related documents.
23.02.02 The Co-leading Bank shall assist the Leading Bank in performing its duties and responsibilities:
23.03 The Lenders hereby appoint the Agent Bank as the agent bank with respect to this Agreement and authorize the Agent Bank to exercise rights, powers and discretions expressly granted to it under this Agreement. The acts committed by the Agent Bank in performing its duties hereunder shall be binding upon all of the Lenders. The Lenders shall exercise all of their rights set forth herein through the Agent Bank.
23.04 Duties and Responsibilities of Agent Bank
The Lenders hereby authorize the Agent Bank to perform the following duties and responsibilities and the Agent Bank agrees and undertakes to perform such duties/responsibilities:
(l) The Agent Bank shall be responsible for the organization and implementation with respect to this Agreement after the same is executed;
(2) The Agent Bank shall strictly execute with this Agreement and safeguard the Lender’s interest pursuant to the same, and shall not injure the lawful interests of the other Lenders by taking advantage of the position of the Agent Bank;
(3) As the loan manager hereunder who is put in charge following the execution of this Agreement, the Agent Bank shall appoint individuals to dedicatedly deal with matters with respect to the syndicated loans and shall forward the relevant financial information and data delivered by the Borrower to the Lenders;
(4) The Agent Bank shall disburse all loans hereunder and collect the principal and interest of the loans in strict compliance with this Agreement;
(5) The Agent Bank shall record item by item the Loan Funds that each Lender agrees to disburse and the Committed Loan Amount of each Lender and the loan principal and interest that has been repaid;
(6) The Agent Bank shall promptly transfer to all of the Lenders the interest, principal and other amounts paid or repaid by the Borrower in due time as per each Lender’s share as specified in this Agreement, except as otherwise provided herein;

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
(7) If the Borrower is unable to repay the loan in full in due time, the Agent Bank shall transfer the portion that has been repaid to all of the Lenders in accordance with this Agreement; and shall charge the Borrower the penal interest for the portion overdue in accordance with this Agreement;
(8) The Agent Bank shall supervise over and inspect the Borrower to make sure that the Borrower uses all of the Loan Funds for construction of the Project and duly performs this Agreement and the related documents;
(9) The Agent Bank shall promptly communicate and/or deliver to the Lenders /Borrower any information, documents or certificates in relation to this Agreement which are provided by the Borrower/ Lenders after the Agent Bank receives the same; if only one original copy of any document or information has been provided, the Agent Bank shall properly maintain the original copy and provide the Lenders or Borrower with a photocopy, provided that the Agent bank shall indicate that the photocopy is identical to the original;
(10) The Agent Bank shall deliver the Agent Bank Work Report on a quarterly basis in the format as set out in Appendix VIII, informing the Lenders of information concerning the use and management of the loans hereunder and the progress of the Project under construction; and the Agent Bank shall notify the Lenders promptly if any emergency has arisen;
(11) After execution of this Agreement, the Agent bank shall file a copy of this Agreement with the local China Banking Regulatory Commission agency and People’s Bank and notify the provincial trade union of this Agreement pursuant to the relevant regulations;
(12) The Agent Bank shall send a notice to demand that the Borrower make correction within a time limit if the Borrower has breached this Agreement; if the Borrower fails to make correction within the time limit as set forth in the notice, the Agent Bank shall propose a Consortium meeting be convened and take further actions against the Borrower in accordance with the resolutions made by the Consortium meeting;
(13) The Agent Bank shall take actions in accordance with this Agreement and the decisions made by the Consortium meeting;
(14) The Agent Bank shall take actions to safeguard the Lenders’ rights and interests in good faith if the authorities granted to it or its powers hereunder are ambiguous or unclear.
(15) The Agent Bank shall deal with the relevant security matters in accordance with this Agreement and withdraw the Consortium’s Loan Funds after the effectiveness of the mortgage on the Borrower’s assets and shall present the certificate issued by the mortgage registry showing that as of the Withdrawal Date the subject of the mortgage is not subject to restrictions at law such as freezing and sealing up;
(16) The Agent Bank shall deal with other matters in relation to the Consortium loans as authorized by the Lenders.
23.05 The Agent Bank
23.05.01 may assume that:
(1) Any representation made by the Borrower with respect to this Agreement is true;
(2) No Breaching Event has occurred;
(3) Neither Party hereto has breached its obligations hereunder unless the Agent Bank becomes aware of or takes note of any such breach.
23.05.02 may engage lawyers, accountants, valuators, translators and other professional that it deem necessary and notify the Lenders of such engagements; and may rely on the opinions presented by such professionals;
23.05.03 may rely on and believe to be true any communication or document (including without limitation any payment or payment advice);

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
23.05.04 shall institute any proceedings with respect to or pursuant to this Agreement and make defense for the same as directed by the Majority of the Lenders, provided that the Lenders shall, pursuant to Article 23.18, indemnify for, disburse or bear any and all costs, claims, expenses (including without limitation reasonable lawyer’s fee) and liabilities that the Agent Bank might pay or incur as a result of it acting on such direction;
23.05.05 If it cannot obtain instruction from or get in touch with any of the other Lenders after making reasonable efforts, it may in its sole discretion and in good faith take actions that it deem appropriate on behalf of such Lenders without taking any liabilities to the Lender for such act or omission;
23.05.06 As from the Signature Date of this Agreement, the Agent Bank may call no less than a Consortium meeting each year on the theme of “Consortium Executive Communication”, requiring executives of the Borrower and the Lenders to attend the meeting to carry out communication, discussion and exchange with respect to the operational condition, the operation of the Consortium and other related matters.
23.05.07 The Agent Bank may refuse to act on any instruction made by any Lender as long as it is against any applicable law, subject to a prior written notice to all of the Lenders given by the Agent Bank.
23.06 The Agent Bank shall:
23.06.0l notify the Lenders of the information contained in any communication or document sent by the Borrower with respect to this Agreement within two(2) Business Days of receipt of the same by it in the capacity of the agent bank hereunder;
23.06.02 notify the Lenders of any Breaching Event occurred within two(2) Business Days after the Agent Bank becomes aware or take note of the same;
23.06.03 Unless as otherwise provided herein, the Agent Bank shall act in the capacity of the agent bank hereunder as per the instructions sent by the Majority of the Lenders.
23.07 The Leading Bank, Co-leading Bank and Agent Bank shall not be liable for the followings:
23.07.01 Failure by the other Lenders to perform or duly perform their obligations hereunder;
23.07.02 The validity of this Agreement and the related Financing Documents;
23.07.03 Breach of this Agreement by the other Lenders;
23.07.04 The authenticity, accuracy and integrity of any information with respect to this Agreement;
23.07.05 Formation and execution, effectiveness, legality, validity, adequacy and enforceability of this Agreement or any certificate, statement, title document or other documents with respect to this Agreement that have been executed or delivered at any time;
23.07.06 Other events that the Leading Bank, Co-leading Bank or Agent Bank could not predict or control.
23.08 The Leading Bank, Co-leading Bank or Agent Bank shall not be deemed to have made any representation or warranty except for those expressly set forth herein. The Lenders acknowledge that they have inspected and evaluated and will follow up the financial condition, creditworthiness, status, affairs, position and nature of the Borrower on its own. Each Lender warrants to the Leading Bank, Co-leading Bank and Agent Bank that they never and will not rely on the Leading Bank, Co-leading Bank or Agent Bank to fulfill the followings:
23.08.0l Conducting any review or investigation or enquiry of any information with respect to the Borrower, any other Lenders or the transactions under this Agreement on behalf of the Lender to ascertain the truthfulness, accuracy and integrity of the same, notwithstanding that Leading Bank, Co-leading Bank or Agent Bank has provided or will thereafter provide the same to the Lender;
23.08.02 Evaluating or examining the financial condition, creditworthiness, status, affairs, position or nature of the Borrower or any other Lender on its behalf;

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
23.08.03 Investigating into or evaluating the legality, validity, binding force, adequacy and enforceability of this Agreement or any document in relation thereto or any actions taken or to be taken by any other Lender.
23.09 Each Lender shall, as requested by the Agent Bank from time to time, indemnify against or disburse any and all costs, claims, losses, expenses (including without limitation reasonable lawyer’s fee) and liabilities that have arisen or might arise out of the acts made by the Agent Bank in the capacity of the agent bank hereunder in proportion to the Lender’s share in the Loan Balance (or the percentage of its Committed Loan Amount in the Loan Amount if the Loan Fund has not been disbursed), unless any of the forgoing costs is a result of a gross negligence or willful misconduct by the Agent Bank.
23.10 The Agent Bank may at any time resign from the post of the agent bank hereunder upon thirty days’ advance notice to the Parties hereto, provided that the resignation shall not take effect until a succeeding agent bank is appointed in accordance with Article 23.11.
23.11 If the Agent Bank has sent a resignation notice pursuant to Article 23.10, the Lenders may, subject to the Borrower’s consent, appoint a trustworthy and experienced bank as the Agent Bank’s successor within the time limit set forth in the notice. If the Lenders fail to appoint the Agent Bank’s successor within the time limit, the resigning Agent Bank may, subject to the Borrower’s consent and on behalf of the Lenders, appoint a bank that is trustworthy and experienced in its opinion as the Agent Bank’s successor, which shall be approved by the Lenders in writing.
23.12 If the Agent Bank’s successor has been appointed in accordance with Article 23.11, (1) the Agent Bank shall be relieved of any further duties and obligations hereunder; (2) the Agent Bank’s successor shall be granted all rights, powers, discretions and duties originally granted to or charged with the Agent Bank hereunder; (3) the resigning Agent Bank shall hand over to its successor all information and documents with respect to this Agreement that are in its possession during the performance of its obligations hereunder and shall make full disclosure of the relevant conditions to the extent of its knowledge.
23.13 If the Agent Bank’s successor has been appointed in accordance with Article 23.11, the Borrower shall change the Special Construction Account, the Special Repayment Account and the Special Account for Working Capital Loan within three (3) Business Days, i.e. close such accounts opened with the original Agent Bank and open new Special RMB Construction Account, Special USD Construction Account, Special Repayment Account and Special Account for Working Capital Loan with the succeeding agent bank.
23.14 The Agent Bank shall notify the Borrower in writing of the appointment of the succeeding agent bank within three(3) Business Days of the appointment and shall hand over to its successor all information and documents with respect to this Agreement that are in its possession during the performance of its obligations hereunder and shall make full disclosure of the relevant conditions to the extent of its knowledge within such time limit, so as not to hold up the account activities and withdrawal by the Borrower.
23.15 The Agent Bank shall perform its obligations hereunder with due prudence and diligence. The Agent Bank shall be held liable pursuant to law for any loss incurred by any other Party hereto as a result of the Agent Bank’s gross negligence or willful misconduct.
23.16 Each Lender shall have right to:
23.16.01 be informed of and inquire about the Borrower’s creditworthiness, use of Consortium loans and performance of this Agreement through the Agent Bank;
23.16.02 require the Agent Bank to transfer and pay the principal and interest of the loans, costs and other sums in accordance with this Agreement;
23.16.03 give notice to the Agent Bank of any default of duty or obligation or damage to the interests of the other Lenders by the Agent Bank and demand the Agent Bank make rectification;
23.16.04 propose and attend a Consortium meeting in accordance with Article 24.02 and exercise voting right in proportion to the Lenders’ share in the Loan Balance (or the percentage of its Committed Loan Amount in the Loan Amount if the Loan Fund has not been disbursed);

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
23.17 Each Lender is obliged to:
23.17.01 assume the obligation of granting loans in sums as set out in Appendix I;
23.17.02 cooperate with and assist the Agent Bank in dealing with matters concerning the loans;
23.17.03 make no addition, deletion, modification or amendment of any kind to the terms hereof at its own discretion and without consent from the Leading Bank, Co-leading Bank or Agent Bank; not reach any agreement or covenant among the Lenders with respect to this Agreement outside the scope of this Agreement and any agreement so reached or any act performed pursuant to such agreement shall be null and void;
23.17.04 not accelerate the Loan Balance of its loan to the Borrower until a decision on such acceleration has been made by the Consortium meeting.
23.18 In proportion to its share in the Loan Balance (or the percentage of its Committed Loan Amount in the Loan Amount if the Loan Fund has not been disbursed), each Lender shall:
23.18.01 as requested by the Agent Bank from time to time, indemnify against, disburse or bear any and all costs, claims, losses, expenses (including without limitation reasonable lawyer’s fee, auditor’s fee and valuator’s fee) and liabilities that have arisen or might arise out of the acts made by the Agent Bank hereunder in the capacity of the agent bank, unless any of the forgoing costs is a result of a gross negligence or willful misconduct by the Agent Bank;
23.18.02 require the Agent Bank to claim against the Borrower on its behalf for any costs indemnified against, disbursed or borne by the Lender in favor of the Agent Bank under Article 23.18.01.
23.19 The parties hereto unanimously agree and acknowledge that, each Lender may authorize its branches to perform its obligations or exercise its rights and powers hereunder in the name of such branch. The forgoing performance by the Lender’s authorized branches shall be binding upon all parties hereto. Cancellation of any such authorization shall not take effect until all parties to the Consortium receive the relevant documentation. Notwithstanding any such authorization, the duties and obligations of each Lender hereunder shall not be deemed to have been mitigated or modified. The authorization made by the following Lender is set forth below:

Serial No.	Lender	Authorized Branch
1	Bank of China Limited, Changzhou Branch	Bank of China Limited, Changzhou Xinbei Sub-branch
Article 24 Consortium Meeting
24.01 The Consortium meeting shall consist of all Lenders which is the highest authority within the Consortium.
24.02 The Consortium meeting may be convened upon request by the Leading Bank, Co-leading Bank or Agent Bank or at the written request sent to the Agent Bank by those Lenders whose shares in the Loan Balance (or the percentages of their Committed Loan Amounts in the Loan Amount if the Loan Fund has not been disbursed) reach one-thirds or more collectively and who deem a Consortium meeting is necessary.
24.03 The Consortium meeting shall exercise powers and make decisions on the following issues pursuant to law:
(1) revision to this Agreement or execution of any amendment hereto;
(2) consent to the Borrower canceling any Lender’s Committed Loan Amount;
(3) consent to the Borrower changing the use of the Loan Fund hereunder;

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
(4) consent to an extension of the Withdrawal Period;
(5) consent to an increase to the Loan Amount;
(6) consent to mergers, divisions, restructuring, transformation into joint-stock company, suspension of business, rectification, liquidation, bankruptcy, dissolution or other similar proceedings with respect to the Borrower;
(7) consent to the Borrower distributing cash dividends;
(8) consent to the modification or release of the guaranties hereunder;
(9) consent to events with respect to the Borrower such as significant investments, financings or equity changes;
(10) consent to an appointment of the Agent Bank’s successor;
(11) assertion of a breach by the Borrower and exercising rights and making claims against the Borrower for the breach in accordance with this Agreement;
(12) decisions on bringing lawsuits and /or referring to arbitration;
(13) consent to the Lenders setting off sums against the debts owed by the Borrower pursuant to the terms of this Agreement;
(14) other issues that shall be decided by the Consortium.
24.04 Decisions on the issues set out in Item (1) to (10) of Article 24.03 and other issues requiring an unanimous consent by all of the Lenders in the opinion of the Majority of the Lenders shall not take effect until and unless they are unanimously consented to by all of the Lenders; decisions on other issues discussed by the Consortium meeting which are subject to voting shall take effect upon consent by the Majority of the Lenders, except as otherwise provided herein.
24.05 The Agent Bank may solicit the Lenders’ opinions on the issues listed in Article 24.03 in writing in lieu of the Consortium meeting. If the replies provided by the Lenders to the Agent Bank’s solicitation constitute decision(s) of the Consortium meeting pursuant to Article 24.03, the Agent Bank shall promptly notify the Borrower, the Lenders, the Leading Bank and the Co-leading Bank in writing of such decisions.
Article 25 Proportional Indemnification
25.01 If any Lender has set off any sum that has received or collected from the Borrower (other than those received or collected pursuant to Article 15) against any sum due hereunder, the Lender shall:
25.01.01 immediately notify the Agent Bank of the sum so collected or received;
25.01.02 at request of the Agent Bank, promptly pay out a sum equivalent to the sum received or collected (“the Shared Sum”).
25.02 The Agent Bank shall allocate the Shared Sum among the Lenders pursuant to Article 16.04 as a sum repaid by the Borrower.
Article 26 Transfer and Assignment
26.01 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
26.02 The Borrower shall not transfer or assign any of its rights or obligations hereunder.
26.03 The Borrower agrees that, subject to Article 26.04, any Lender (the “Transferor Bank”) may at any time assign and transfer all or part of its rights and obligations hereunder to another bank (the “Transferee”); provided that the other Lenders within the Consortium shall have preemptive right to such rights and obligations under the same conditions. The Transferor Bank shall notify the other Lenders within the Consortium in writing of its intention of such transfer, and the other Lenders shall be deemed to have waived the preemptive right if they fail to provide a response to the notice within ten (10) Business Days of receipt of the same. If more than two Lenders wish to exercise their preemptive right, they shall consult with each other to determine their respective percentage in the transfer; if consultation fails, they shall exercise their preemptive right according to the percentage of their respective share in the total share of the Transferee Banks in the Loan Balance (or the percentage of their respective Committed Loan Amount in the Loan Amount if the Loan Fund has not been disbursed) as of the time of such transfer.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
26.04 The aforesaid transfer and assignment by any Lender shall not be effective until all of the following conditions have been satisfied:
26.04.01 The Transferor Bank and Transferee Bank deliver to the Agent Bank a Transfer Certificate duly completed and executed by the two parties in the format as set out in Appendix XIII.
26.04.02 The Agent Bank, Borrower, Transferor Bank and Transferee Bank shall duly complete and execute the Transferred Committed Loan Amount in the format as set out in Appendix XIV.
26.05 All Lenders other than the Transferor Bank and Transferee Bank hereby irrevocably authorize the Agent Bank to duly complete and execute any Transfer Certificate that shall be duly completed and executed by the Agent Bank on their behalf.
26.06 Any transfer and assignment under Article 26.03 shall be binding upon the Borrower.
26.07 As of the transfer date as set out in the Transfer Certificate executed by the Agent Bank and as far as the subject of the transfer as set out in the Transfer Certificate is concerned:
26.07.01 The Transferor Bank shall not perform any outstanding obligation hereunder with respect to the subject of the transfer;
26.07.02 The Transferee Bank shall accept and perform all outstanding obligations hereunder with respect to the subject of the assignment;
26.08 The Transferor Bank shall not assume liabilities to the Transferee Bank for the following:
26.08.01 the formation, execution, truthfulness, validity and enforceability of any Financing Document or any other related document;
26.08.02 the collectability of any sum due under any Financing Document;
26.08.03 the truthfulness, accuracy and integrity of any representation under or in connection with any Financing Document, whether made orally or in writing.
26.09 The Transferee Bank assures of the Leading Bank, Co-leading Bank, Agent Bank and other Lenders that:
26.09.01 It has inspected and evaluated the financial condition, creditworthiness and other conditions of the Borrower on its own and without relying on any information provided by the Leading Bank, Co-leading Bank, Agent Bank or any Lender other than the Transferor Bank with respect to the Borrower or any Financial Document;
26.09.02 It will continue to inspect and evaluate the financial condition, creditworthiness and other conditions of the Borrower on its own.
26.10 The Transferor Bank is not obliged to:
26.10.01 accept any rights and/or obligation from any Transferee Bank that has already assigned to the Transferee Bank pursuant to Article 26.03;
26.10.02 indemnify against any loss incurred to the Transferee Bank due to the Borrower’s failure to perform any obligation hereunder;
26.11 The Agent Bank shall properly maintain the name list of the parties hereto and shall present such list at the request of any other parties hereto.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Chapter XI Governing Law and Dispute Resolution
Article 27 Governing Law
27.01 This Agreement shall be governed by and construed in accordance with the laws of China (including without limitation the current effective laws; administrative regulations, decisions and decrees promulgated by the State Council, local regulations enacted by the People’s Congress at all levels and rules published by all departments and commissions under the State Council). For the purpose of this Agreement, laws of China do not include those of Taiwan, Hong Kong SAR and Macao SAR.
Article 28 Dispute Resolution
28.01 In the event of any dispute arising out of this Agreement, the parties hereto shall resolve the dispute in good faith and through friendly consultation.
28.02 If consultation fails, a lawsuit shall be filed with the local people’s court in the place where this Agreement has been executed.
Chapter XII Other Provisions
Article 29 Confidentiality
29.01 The Lenders shall keep confidential any information, document and material that the Borrower or its authorized representatives have provided with the Lenders with respect to this syndicated loan which is recorded in all kinds of media as well as the trade secrets of the Borrower that come to the Lenders’ attention during their performance of the Financing Documents; provided, however, that any Lender shall have right to:
29.01.01 disclose any such information that is already in the public domain (excluding the information coming into the public domain as a result of the breach of this provision by the Lender);
29.01.02 disclose such information in any litigation or arbitration;
29.01.03 disclose such information as required by laws or regulations;
29.01.04 disclose such information to any governmental, financial, taxation or other authorities;
29.01.05 disclose such information pursuant to the following Article 29.02;
29.01.06 disclose such information upon approval by the Borrower.
29.02 Any Lender shall have right to disclose to any Affiliate or any other person that might sign or have already signed any transfer or loan participation agreement or other agreements or any advisors in relation to this Agreement (the “ Participants”):
29.02.01 photocopies of any Financing Document;
29.02.02 any information under or with respect to any Financing Documents which is already in the Lender’s possession.
Provided that the Participants shall deliver to the Lender a written consent to performing the confidentiality obligations pursuant to Article 29.01 prior to receiving any confidential information hereunder and that the Lender shall make reasonable efforts to maintain the Borrower’s lawful interests.
29.03 The agreements contained in the preceding Article 29.01 and Article 29.02 shall supersede any confidentiality commitment made by any Lender with respect to this Agreement prior to it becoming a party hereto.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Article 30 Proofs of Credits and Debts
30.01 The Agent Bank or any Lender shall make entries and records in their account books with respect to this Agreement in accordance with its business practices. The Lenders and the Agent Bank hereby acknowledge that, the outstanding loan actually owed by the Borrower hereunder to any Lender shall be proved by the Loan Balance as set out in the loan balance statement, which shall be produced by the Agent Bank and checked with the Borrower on a quarterly basis.
Article 31 Changes to Law
31.01 If it has become illegal for any Lender to perform its obligations with respect to the loan hereunder due to any enactment of or change to any applicable laws or regulations at any time following the Signature Date, the Lender shall promptly deliver to the Agent Bank a certificate stating the causes and grounds for such illegality in full details after it becomes aware of the same. The Agent Bank shall notify the Borrower and deliver to the Borrower a copy of such certificate within two (2) Business Day of receipt of the same. Such Lender’s commitment on the Loan Fund that has not been disbursed and its Disposable Committed Loan Amount shall be automatically cancelled upon such notice by the Agent Bank. Except as otherwise provided by law, after receiving the notice sent by the Agent Bank on behalf of such Lender, the Borrower shall repay such Lender its share in the Loan Balance and the interest accrued thereon within the time limit (which shall in no event be shorter than thirty (30) Business Days) as set out in the notice.
31.02 Such Lender shall not pay any penalty or charge to the Borrower for the cancellation of its commitment with respect to the Loan Fund that has not been disbursed and of its Disposable Committed Loan Amount pursuant to Article 31.01.
Article 32 Offsetting
32.01 The Borrower shall not set off any additional taxes or charges against the Loan Fund hereunder on the account of any change to laws, government policies and taxes and charges.
32.02 In the event of a Breaching Event as set out in Article 22.01, any Lender shall have right to withhold and transfer the sums in the account opened by the Borrower with the Lender to repay the principal, interest, compound interest and penalty interest due and unpaid and other sums payable hereunder by the Borrower, notwithstanding that the account balance and the debt owed by the Borrower to the Lender may be denominated in different currencies. Upon receipt of such sums, the Lender shall pay such sums to the Agent Bank pursuant to Article 25 for sharing among all Lenders by the Agent Bank.
Article 33 Waiver and Severability
33.01 No failure or delay by any Lender in exercising any of its rights hereunder shall be deemed a waiver of such right. Any single or partial exercise of any such right by a Lender shall not preclude any other or further exercise of the same or exercise of any other right or privilege by the same. The rights and remedies hereunder are not exclusive of any right or remedy granted to any Lender under laws.
33.02 In the event that any provision hereof has become illegal, invalid or unenforceable at any time, the legality, validity or enforceability of the other provisions hereof shall not be affected or impaired.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Article 34 Revision
34.01 The Agent Bank and the Borrower may revise this Agreement in writing from time to time pursuant to Article 24.03 (1) and any revision so made shall be binding upon all Lenders and the Borrower.
34.02 The Borrower and the Leading Bank, Co-leading Bank, Agent Bank and all other Lenders shall otherwise sign a supplementary hereto with respect to any matter not addressed herein. Such supplementary shall have equal force and effect as this Agreement.
Article 35 Notice
35.01 All communications between a Lender and the Borrower with respect to this Agreement shall be carried out through the Agent Bank.
35.02 Any notice, request, instrument or other document sent pursuant to this Agreement by any party hereto to any of the other parties hereto shall be made in writing and sent to the address or telex or fax number designated by the addressee in writing from time to time naming the person for attention of notices. The addresses and telex and fax numbers and the people for attention of notices which are originally designated by the parties hereto are set out in the Signature Page of this Agreement.
35.03 Any communication between the parties hereto pursuant to this agreement shall be deemed to have duly received by the addressee:
35.03.01 when delivered and signed by the recipient for acknowledgement if delivered personally;
35.03.02 upon transmission and the receipt of a transmission report if given or made by telex or fax;
35.03.03 at 12:00 pm (Beijing Time) on the seventh (7th) Business Day following posting to the right address if sent by post (including express service).
35.04 Any party hereto who has changed its person for attention of notices, address or telex or fax numbers shall notify the Agent Bank within two (2) days of such change. The Agent Bank shall forthwith notify the other parties hereto upon receipt of the notice of change from such party.
Article 36 Counterpart
36.01 This Agreement has been written in Chinese and signed in nineteen (19) originals which are in equal force and effect.
36.02 This Agreement is the master agreement on the syndicated loan contemplated herein. In case of a discrepancy between this Agreement and other agreements with respect to the syndicated loan (including without limitation the maximum amount property mortgage contract), this Agreement shall govern.
36.03 The Appendices attached to this Agreement forms an integral part thereof.
Article 37 Effectiveness and Termination
37.01 This Agreement shall come into force executed and sealed by duly authorized representatives of the Borrower and the Leading Bank, Co-leading Bank, Agent Bank and each Lender.
37.02 This agreement shall terminate as of the time when the principal, interest, compound interest, penal interest and charges with respect to the loan hereunder have been paid in full.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
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Borrower: Changzhou Trina Solar Energy Co., Ltd. Address: #2 Tianhe Road, Electronic Industrial Park, Xinbei District, Changzhou Postal Code: 213031 Person-in-charge: Gao Jifan
Tel: 0519-85176833	Fax: 0519-85176913
Contact Person: Zhang Yinhua
Authorized Signatory:

/s/	[Stamped with company seal]
Name:	Company Seal
Date: September 28, 2009
Leading Bank: Agricultural Bank of China Co., Ltd., Jiangsu Branch

Address: #357 Hongwu Road, Nanjing
Postal Code: 210002
Person-in-charge: Zhu Gaoming
Tel: 025-84571888-39641	Fax: 025-84573600
Contact Person: Gao Haitao

Authorized Signatory:

/s/	[Stamped with company seal]
Name:	Company seal
Date: September 28, 2009

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
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Co-Leading Bank: Bank of China Limited, Jiangsu Branch

Address: #148 South Zhongshan Road, Nanjing
Postal Code: 210005
Person-in-charge: Xie Ping
Tel: 025-84207888-61058	Fax: 025-84207888-61013
Contact Person: Wang Qincheng
Authorized Signatory:

/s/ Name:	[Stamped with company seal] Company seal
Date: September 28, 2009
Lender: The Export and Import Bank of China, Nanjing Branch

Address: 40th Floor, Century Square Building of Commercial Mansion, No. 49 South Zhongshan Road, Nanjing
Postal Code: 210005
Person-in-charge: Zhang Qiang
Tel: 025-86890571	Fax: 025-86890524
Contact Person: Zhou Zhaoping
Authorized Signatory:

/s/	[Stamped with company seal]
Name:	Company seal
Date: September 28, 2009

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
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Lender: Agricultural Bank of China Co., Ltd., Changzhou Branch

Address: #19 North Heping Road, Changzhou
Postal Code: 213001
Person-in-charge: Qiang Xinrong
Tel: 0519-88126998	Fax: 0519-88123306
Contact Person: Zheng Ji

Authorized Signatory:

/s/ Name:	[Stamped with company seal] Company seal
Date: September 28, 2009
Lender: Bank of Communications Co., Ltd., Changzhou Branch

Address: #171 West Yanling Road, Changzhou
Postal Code: 213003
Person-in-charge: Yu Tao
Tel: 0519-86809098	Fax: 0519-86607630
Contact Person: Chen Huazhong
Authorized Signatory:

/s/ Name:	[Stamped with company seal] Company seal
Date: September 28, 2009

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
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Lender: China CITIC Bank Corporation Limited, Changzhou Branch

Address: #72 Bo’ai Road, Changzhou
Postal Code: 213000
Person-in-charge: Sun Bo
Tel: 0519-88176201	Fax: 0519-88176586
Contact Person: Zhu Xinggang
Authorized Signatory:

/s/ Name:	[Stamped with company seal] Company seal
Date: September 28, 2009
Bank of China Limited, Changzhou Branch

Address: #21, North Heping Road, Tianning District, Changzhou
Postal Code: 213003
Person-in-charge: Wu Min
Tel: 0519-8122988-8599	Fax: 0519-88178411
Contact Person: Gu Yanping
Authorized Signatory:

/s/ Name:	[Stamped with company seal] Company seal
Date: September 28, 2009

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Agent Bank: Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch

Address: #311, Central Tongjing Road, Xinbei District, Changzhou
Postal Code: 213022
Person-in-charge: Xie Zhixin
Tel: 0519-85198999	Fax: 0519-85196151
Contact Person: Wang Jianping
Authorized Signatory:

/s/ Name:	[Stamped with company seal] Company seal
Date: September 28, 2009

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Appendix I
Lender and Committed Loan Amount
1. The Lenders and their Committed Loan Amounts of RMB Working Capital Loan

		Unit: RMB Ten Thousand Yuan
		Working Capital Loan
Serial		Committed Loan	Proportion of
Number	Name of the Lenders	Amount	Committed Loan
1	Agricultural Bank of China Co., Ltd., Changzhou Branch	10200	43.85%
2	Bank of Communications Co., Ltd., Changzhou Branch	4140	17.8%
3	The Export-Import Bank of China, Nanjing Branch	0	0.00%
4	China CITIC Bank Corporation Limited, Changzhou Branch	6000	25.80%
5	Bank of China Limited, Changzhou Branch	2920	12.55%

	Total Amount	23260	100%

2. The Lenders and their Committed Loan Amounts of RMB Fixed Assets Loan

		Unit: RMB Ten Thousand Yuan
		Fixed Assets Loan
Serial		Committed Loan	Proportion of
Number	Name of the Lenders	Amount	Committed Loan
1	Agricultural Bank of China Co., Ltd., Changzhou Branch	83100	64.32%
2	Bank of Communications Co., Ltd., Changzhou Branch	20100	15.56%
3	The Export-Import Bank of China, Nanjing Branch	0	0.00%
4	China CITIC Bank Corporation Limited, Changzhou Branch	12000	9.29%
5	Bank of China Limited, Changzhou Branch	14000	10.83%

	Total Amount	129200	100%

3. The Lenders and their Committed Loan Amounts of US$ Fixed Assets Loan

		Unit: USD10,000
		Fixed Assets Loan
Serial		Committed Loan	Proportion of
Number	Name of the Lenders	Amount	Committed Loan
1	Agricultural Bank of China Co., Ltd., Changzhou Branch	905	11.31%
2	Bank of Communications Co., Ltd., Changzhou Branch	1220	15.25%
3	The Export-Import Bank of China, Nanjing Branch	4000	50.00%
4	China CITIC Bank Corporation Limited, Changzhou Branch	1000	12.50%
5	Bank of China Limited, Changzhou Branch	875	10.94%

	Total Amount	8000	100%

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Appendix II
Form of Chairman of the Board’s Certificate

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Appendix III
Form of Withdrawal Notice

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Appendix IV
Form of Loan Participation Notice

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Appendix V
Form of Notice to Repayment in Advance

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Appendix VI
Form of Repayment Notice

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Appendix VII
Form of Payment Notice

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Appendix VIII
Form of Agent Bank Work Report

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Appendix IX
Form of Maximum Amount Property Mortgage Contract

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Appendix X
Trina Solar Limited
(Acting as the Guarantor and Undertaker)
to
Agricultural Bank of China Co., Ltd., Jiangsu Branch
(Acting as the Leading Bank)
Bank of China Limited, Jiangsu Branch
(Acting as the Co-Leading Bank)
The Export and Import Bank of China, Nanjing Branch
Agricultural Bank of China Co., Ltd., Changzhou Branch
Bank of Communications Co., Ltd., Changzhou Branch
China CITIC Bank Corporation Limited, Changzhou Branch
Bank of China Limited, Changzhou Branch
(Acting as the Lenders )
Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch
(Acting as the Agent Bank)

Letter of Guarantee and Undertaking
on
Syndicated Loan Agreement for
Solar PV Industry Vertical Integration Product Project with an Annual Capacity of 500MW

September 28, 2009

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09

To:	Agricultural Bank of China Co., Ltd., Jiangsu Branch
(Acting as Leading Bank)

Bank of China Limited, Jiangsu Branch
(Acting as Co-Leading Bank)

The Export and Import Bank of China, Nanjing Branch
Agricultural Bank of China Co., Ltd., Changzhou Branch
Bank of Communications Co., Ltd., Changzhou Branch
China CITIC Bank Corporation Limited, Changzhou Branch
Bank of China Limited, Changzhou Branch
(Acting as the Lenders )

Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch
(Acting as Agent Bank)

Recipient:	Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch (Acting as Agent Bank)
Address:	No. 311, Central Tongjiang Road, Xinbei District, Changzhou
Postcode:	213022
Person-in-Charge: Xie Zhixin
TEL:	0519-85198999	FAX: 0519-85196151
Contact Person: Wang Jianping

Re:	Letter of Guarantee and Undertaking

Date:	September 28, 2009

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Dear Sir/Madam,
This Company cautiously mentions that in September 2009, Changzhou Trina Solar Energy Co., Ltd. (hereinafter referred to as the “Borrower”) executed the “Syndicated Loan Agreement on the Solar PV Industry Vertical Integration Product Project with an Annual Capacity of 500MW” (hereinafter referred to as the “Loan Agreement”) with Agricultural Bank of China Co., Ltd., Jiangsu Branch which acts as the leading bank (called the “Leading Bank” when acting in this identity), Bank of China Limited, Jiangsu Branch which acts as the co-leading bank (called the “Co-Leading Bank” when acting in this identity), Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch which acts as the agent bank (hereinafter referred to as the “Agent Bank”), and The Export and Import Bank of China, Nanjing Branch, Agricultural Bank of China Co., Ltd., Changzhou Branch, Bank of Communications Co., Ltd., Changzhou Branch, China CITIC Bank Corporation Limited, Changzhou Branch and Bank of China Limited, Changzhou Branch which act as the lenders (hereinafter collectively referred to as the “Lenders”).
Unless otherwise agreed in this Letter of Guarantee and Undertaking, the terms defined and interpreted in the Loan Agreement shall, when used in this Letter of Guarantee and Undertaking, have the meanings identical to those in the Loan Agreement.
This Company has carefully read and completely understood all the contents of the Loan Agreement. This Company hereby fully confirms the obligations which are involved in the Loan Agreement or which might involve this Company, and this Company has fully realized that the execution and performance of the Loan Agreement have involved or might involve this Company’s risk liability.
Pursuant to the Loan Agreement, the Lenders will provide the Borrower with syndicated loans of not more than RMB One Billion Five Hundred and Twenty-four Million and Six Hundred Thousand Only (RMB 1,524,600,000) and US Dollar Eighty Million Only (USD 80,000,000). Upon the Borrower’s request, and for the purpose of guaranteeing the lawful rights and interests of the Lenders, this Company hereby issues this Letter of Guarantee and Undertaking to the Lenders, and promises to abide by the following conditions:
1.
This Company hereby unconditionally and irrevocably promises to the Lenders to provide the joint and several guaranty for the syndicated loans of RMB One Billion Five Hundred and Twenty-four Million and Six Hundred Thousand Only (RMB 1,524,600,000) and US Dollar Eighty Million Only (USD 80,000,000), which are provided by the Lenders to the Borrower pursuant to the Loan Agreement. The scope of guaranty provided by this Company as the guarantor (hereinafter referred to as “Guaranteed Debts”) shall cover:

(1)
the principal and interest of the syndicated loans under the Loan Agreement at the amount of RMB One Billion Five Hundred and Twenty-four Million and Six Hundred Thousand Only (RMB 1,524,600,000) and US Dollar Eighty Million Only (USD 80,000,000) (including any interest, compound interest and penalty interest);

(2)	the commission charge under the Loan Agreement, which the Borrower fails to pay pursuant to the Loan Agreement;

(3)	the remedial compensation, liquidated damages and compensation for damage which arise under the Loan Agreement due to the Borrower’s failure to abide by any provision of the Loan Agreement;

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
(4)
when the Borrower is unable to repay the above-mentioned money and expenses to the Lenders, the reasonable legal retainer, notarization fee, valuation and audit fee, expert demonstration fee, property preservation fee, litigation costs, enforcement costs, etc. paid by the Lenders for enforcing the creditor’s rights.

2.
This Company shall, within the scope of guaranty promised in Article 1 of this Letter of Guarantee and Undertaking, bear joint and several liabilities for the Borrower’s all debts, including the debts announced by the Lenders for advance repayment when the Borrower breaches the Agreement.

3.
The guaranty obligation of this Company (including this Company’s successor and receiver) under this Letter of Guarantee and Undertaking shall be continuous, and its duration of guaranty shall be two (2) years as of the expiry of the period for performance of the Guaranteed Debts. This Letter of Guarantee and Undertaking shall take effect on the date when it is executed, until all the Guaranteed Debts have been paid off, and shall not be affected in any way by the organizational modifications or operational changes of this Company or the Borrower. The organizational modifications or operational changes mentioned here include but not limited to division, amalgamation, restructuring, establishment of a joint stock company by way of system reform, or transaction of property right or management power by lease, etc. If the Borrower is terminated before paying off the Lenders’ all prepayments, the guaranty obligation under this Letter of Guarantee and Undertaking shall still be effective.

4.
This Company promises to, with its good commercial credit, provide the Borrower with guaranty. In the event that the Borrower is unable to or refuses to totally or partially repay the money, interest, overdue interest, remedial compensation and all costs it owes to the Lenders under the Loan Agreement, this Company will bear the corresponding share of debts to the Lenders with all its assets and equities. The Lenders shall have the absolute option over any of the assets and equities which this Company uses to repay debts, including but not limited to fixed assets, working capital, raw materials, inventory products, under-development construction, equity interests, enterprise bonds, treasury bonds, etc. as well as the yields and interests arising therefrom.

5.
Once an Event of Default agreed upon in the Loan Agreement occurs, this Company promises to, within ten (10) days after receipt of the Agent Bank’s written notice, unconditionally remit the equivalent amount of money and expenses owed by the Borrower to the Lenders into the account designated by the Agent Bank, irrespective of whether there is any dispute between the Lenders and the Borrower and whether the Lenders waives the mortgage or pledge created under the Loan Agreement.

 If the Borrower has created mortgage or pledge for the Lenders’ benefits with its own properties, this Company hereby agrees and promises that, if the Lenders waive the mortgagee’s rights provided by the Borrower or the sequence of the mortgagee’s rights or modifies any mortgagee’s right or the pledgee’s right provided by the Borrower, this Company’s scope of guaranty shall not therefore be narrowed, and shall still be the scope set forth in Article 1 of this Letter of Guarantee and Undertaking. The Lender’s aforesaid acts will not affect or exempt this Company’s any obligation or guaranty liability under this Letter of Guarantee and Undertaking. This Company shall not require its liabilities to be mitigated within the scope of the Lenders’ waiver. Meanwhile, this Company waives the right to defence against the Lenders’ enforcement of the mortgaged or pledged property.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
6.	For achieving the purposes of this Letter of Guarantee and Undertaking, this Company hereby makes the following representations and warranties:
(1)	This Company is an enterprise legal person lawfully established and validly existing under the laws of Cayman Islands.

(2)
This Company has the full capacity for civil rights and that for civil conducts to carry out its business, execute this Letter of Guarantee and Undertaking, and to exercise rights and perform obligations pursuant to this Letter of Guarantee and Undertaking.

(3)
The necessary internal procedures for this Company to execute this Letter of Guarantee and Undertaking, as well as to exercise rights and perform obligations pursuant to this Letter of Guarantee and Undertaking have been fulfilled, the person who executes this Letter of Guarantee and Undertaking on behalf of this Company is an effective authorized representative of this Company, and this Letter of Guarantee and Undertaking he has executed is binding upon this Company.

(4)
This Company’s obligations under this Letter of Guarantee and Undertaking are lawful and effective, and are binding upon this Company. This Company may perform such obligations pursuant to this Letter of Guarantee and Undertaking.

(5)
This Company’s execution of this Letter of Guarantee and Undertaking and its performance of the obligations pursuant to this Letter of Guarantee and Undertaking are not, and will not be in violation of or in conflict with the following contents:

(i)	any agreement or contract to which this Company is a party or any other contractual document binding upon this Company’s any asset;

(ii)	this Company’s articles of association and other fundamental corporate documents;

(iii)	any law, regulation, judgment, adjudication or ruling applicable to this Company.
(6)
This Company has obtained all authorizations, consents, approvals and licenses in connection with the execution and performance of this Letter of Guarantee and Undertaking or required or needed by this Letter of Guarantee and Undertaking, and such authorizations, consents, approvals and licenses are lawful and effective.

(7)	This Company warrants that, by the date of execution of this Letter of Guarantee and Undertaking, it is not in any of the following events:
(i)	this Company is required by any legal proceeding to close down, be liquidated, be rectified, go into bankruptcy, or be dissolved, or enters any other similar proceeding;
(ii)	any other contract or agreement that will impair or affect the Lenders’ interests under this Letter of Guarantee and Undertaking;

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
(iii)	any major lawsuit, arbitration or administrative penalty that affects this Company’s capacity to conclude or perform this Letter of Guarantee and Undertaking;
(iv)	other events which are enough to affect this Company’s capacity of performing the Agreement or the Lenders’ interests under this Letter of Guarantee and Undertaking.
(8)
In any judicial proceeding held in China, to which this Company is a party, this Company and its assets enjoy no immunity or privilege in initiation of the lawsuit, judgment rendering, enforcement, property preservation or other legal proceedings.

(9)
This Company’s execution of this Letter of Guarantee and Undertaking and its exercise of rights and performance of obligations under this Letter of Guarantee and Undertaking are the commercial acts made for commercial purposes, and are completely bound by civil and commercial laws.

(10)	This Company has disclosed to the Lenders the major debts existing by the date when this Letter of Guarantee and Undertaking is issued, and there is no untrue or concealed event.
7.	For achieving the purposes of this Letter of Guarantee and Undertaking, this Company promises to the Lenders that, within the validity period of the Loan Agreement:
(1)
this Company shall maintain its status as an enterprise legal person to exist lawfully and validly, abide by all laws and regulations applicable to it, and pay all taxes and fees to be levied by the government authorities;

(2)	it will, according to the project investment plan, timely and fully contribute project capital into the Borrower;
(3)
it will guarantee the project capital and the syndicated Fixed Assets Loan to be contributed at the same proportion, and guarantee that the project capital will be put into use prior to the syndicated Fixed Assets Loan;

(4)
if the project construction funds are overpaid, this Company shall take charge of urging the Borrower to raise more funds, or this Company shall increase capital to the Borrower or lend money to the Borrower, so as to make up the insufficiency;

(5)
it will guarantee the project engineering work to be started on time, supervise the project engineering work to be implemented as scheduled, and will provide the Borrower with supports in respect of project construction, equipment installation and production technologies, etc;

(6)
it will, as required by the Agent Bank, provide the Agent Bank with its basic documents and accounting information, and guarantee the authenticity, accuracy and entirety of its basic documents and accounting information provided to the Agent Bank and the Lenders;

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
(7)	it will guarantee that the directors appointed by this Company to the Borrower will, as required by the Loan Agreement, form and adopt all board resolutions of the Borrower.
(8)
it will guarantee that this Company will not, due to the factors such as related party transactions, cause the Borrower’s interests to be impaired, or affect the Borrower’s capabilities of making profits and repayments, and will enable the Borrower to keep normal profitability;

(9)
unless upon the consortium’s prior written consent, it will not, prior to the termination of the Loan Agreement, assign, decrease or pledge its equity rights in the Borrower, or require the Borrower to pay off the debts to this Company, or accept such payment;

(10)	unless upon the consortium’s prior written consent, it will not, prior to the termination of the Loan Agreement, exercise its right to require the Borrower to announce or make any profit distribution;
(11)	unless upon the consortium’s prior written consent, it will not, prior to the termination of the Loan Agreement, exercise its right to require the Borrower to make major investment or financing;
(12)	unless upon the consortium’s prior written consent, it shall not create any new guaranty on this Company’s any asset, or provide any guaranty for any other person’s any debt;
(13)
this Company warrants that, unless getting the written consent of Majority of the Lenders, it will not, before the Borrower’s debts are paid off, require the Borrower to provide guaranty for this Company’s debts, and this Company will not possess or cut off the Borrower’s funds in any form, or obtain any form of guaranty right directly or indirectly from the Borrower, and thus decrease the Borrower’s assets which may be used to repay the debts;

(14)
this Company warrants that, so long as the Borrower still has any debt not yet paid off, or the Lenders have become one of the Borrower’s shareholders, or the Lenders actually takes over and manages the Borrower, this Company will not make recourse or claim against the Borrower for the part for which the responsibility of guaranty has been performed;

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
(15)	if any of the following events occurs, this Company shall notify the Agent Bank within seven (7) days as of the date of occurrence of such event:
(i)	any event of default or potential event of default;
(ii)	any lawsuit, arbitration or other legal proceeding as mentioned in Articles 6.(7) (i) and (iii) of this Letter of Guarantee and Undertaking;
(iii)	any event that causes or will, as realized by this Company, cause Material Adverse Effect;
(16)
if, due to a force majeure, this Letter of Guarantee and Undertaking has to be amended or supplemented, this Company warrants that no change will exempt or mitigate its liabilities under this Letter of Guarantee and Undertaking, or affect or impair the interests enjoyed by the Lenders hereunder.

This Company guarantees to provide the Agent Bank with this Company’s consolidated financial statements every year. This Company hereby confirms that each Lender was fully based on trusting all the above-mentioned representations, warranties and undertakings when executing the Loan Agreement and performing its obligations under the Loan Agreement.

8.	This Company hereby agrees that, each of the following events constitutes an event of default under this Letter of Guarantee and Undertaking:
(1)
this Company violates any representation, warranty or undertaking made in Article 6 or Article 7 of this Letter of Guarantee and Undertaking, and fails to, within ten (10) days as of the date when this Company knows such matter or the date when the Agent Bank sends a notice requiring this Company to make the remedy, whichever is earlier, remedy to the satisfactory of the Majority of the Lenders;

(2)	this Company is under an circumstance of being materially untrue or incomplete when any representation, warranty or undertaking in this Letter of Guarantee and Undertaking is made or reiterated;
(3)	this Company fails to appropriately and timely perform or abide by any obligation under this Letter of Guarantee and Undertaking;
(4)	this Letter of Guarantee and Undertaking becomes null and void due to any cause;
(5)	this Company fails to perform any other obligation under this Letter of Guarantee and Undertaking.
9.
This Company hereby confirms that, (i) if one or more events of default as listed in Article 8 of this Letter of Guarantee and Undertaking occurs; or (ii) any Breaching Event agreed upon in the Loan Agreement occurs, the Lenders shall have the right to take one or more of the following measures:

(1)	ordering this Company to correct the event of default and take remedial measures within a time limit;

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
(2)	charging penalty interest on the amounts in default (including all principal, interest, penalty interest, losses and expenses) at the penalty interest rate set forth in the Loan Agreement;

(3)
this Company recognizes the Lenders’ calculation of the interest and penalty interest; with respect to the proof which the Borrower or the successor of its creditor’s rights uses to show the principal and interest of the Borrower’s any payable amount under the financing agreement, if it is notified to this Company by collection letter, newspaper announcement, e-mail, fax, etc., the said proof and notice shall, unless this Company provides sufficient and effective evidence within 3 days to prove the existent obvious error, be the final evidence of the debtor-creditor relationship between both parties, and are binding upon this Company;

(4)
withholding the guaranteed amount and all other reasonable expenses paid for enforcing the withheld money and implementing this Letter of Guarantee and Undertaking directly from any account opened by this Company at any of the Lenders or its branch, or having the Agent Bank entrust any other financial institution to withhold such funds from the account opened at this Company;

(5)	applying to China International Economic and Trade Arbitration Commission, Shanghai Branch for arbitration;

(6)	making recourse against this Company in other methods permitted by law.
The adoption of the above-mentioned measures in whole or in part shall not affect the Lenders’ interest deserved and vested under this Letter of Guarantee and Undertaking or any law.

10.
This Company hereby confirms that it agrees to make any amendment or supplement at any time to the Loan Agreement and/or the financing documents such as the guaranty contract executed according to the Loan Agreement. This Company’s guaranty obligation under this Letter of Guarantee and Undertaking shall not be affected in any way due to such amendment or supplement. The Borrower and the Lenders agree that, when any amount or debt under the Loan Agreement is renewed after becoming due in whole or in part, this Letter of Guarantee and Undertaking shall continue to be effective.

11.
This Company hereby confirms that, the relevant covenants in the Loan Agreement on the consortium relationship shall apply to this Letter of Guarantee and Undertaking. The Agent Bank acts as an agent in connection with this Letter of Guarantee and Undertaking, each Lender shall exercise all its rights under this Letter of Guarantee and Undertaking through the Agent Bank, and this Company may only perform this Letter of Guarantee and Undertaking to the Lenders through the Agent Bank, instead of independently performing obligations or bearing the guaranty liability to all the Lenders.

12.
This Company hereby confirms that, in the event that no notice needs to be sent to this Company and/or the Borrower, the Lenders shall have the right to authorize its subordinate branch to perform in the name of the branch the corresponding obligations under the Loan Agreement and/or the Financing Documents such as the guaranty contract executed by the Lenders pursuant to the Loan Agreement, or to exercise in the name of the branch the Lenders’ corresponding rights and powers under the aforesaid Financing Documents. This Company hereby completely accepts such performance or exercise without any objection.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
13.
If the parties to the Loan Agreement agree to rescind the Loan Agreement or cause the Loan Agreement to be terminated in advance, this Letter of Guarantee and Undertaking shall still be effective, and this Company shall bear joint and several guaranty liabilities for the losses caused by the Borrower to the Lenders.

14.
If all parties to the Loan Agreement agree to modify any content thereof, unless it is related to the increase of loan amount and increase of guaranty liabilities accordingly, they do not have to get the consent of this Company. This Company shall bear joint and several guaranty liability for the modified Guaranteed Debts. If the parties to the Loan Agreement increase the loan amount without the consent of this Company, this Company shall still bear the guaranty liability within the scope of the original amount of loans.

15.
When all or partial loans under the Loan Agreement become due, and the duration of the agreement is extended or the repayment is postponed, this Letter of Guarantee and Undertaking shall continue to be effective, and this Company shall continue to bear the guaranty liability.

16.
All taxes and fees in connection with this Letter of Guarantee and Undertaking (including the stamp duty and the legal consulting fee under this Letter of Guarantee and Undertaking) shall be paid or repaid by this Company.

Upon request of the Agent Bank, this Company shall immediately make remedial compensation to the Agent Bank/the Lenders in full amounts for all reasonable expenditures and costs incurred by the Agent Bank or the Lenders from exercise of rights in any judicial jurisdiction or under this Letter of Guarantee and Undertaking.

17.
This Company unconditionally and irrevocably guarantees that, any loss incurred by the Lenders from the Borrower’s failure to perform relevant clauses of the Loan Agreement, from its partial performance of or delay in performing relevant clauses of the Loan Agreement, from the void and null of the relevant clause of the Loan Agreement due to a certain cause, or from this Company’s failure to perform or partial performance of or delay in performing any clause of this Letter of Guarantee and Undertaking shall become this Company’s independent debt payable to the Lenders upon claim.

18.
This Company promises that its assignment of the rights and obligations under this Letter of Guarantee and Undertaking must be upon prior written consent of all the Lenders or subject to the written agreement reached with the Lenders. Otherwise, the assignment of any right or obligation shall be legally ineffective.

19.
If any Lender intends to assign any right or obligation under the Loan Agreement to which it is a party to another Transferee pursuant to the Loan Agreement, such assignment does not have to be upon the consent of this Company, and such Lender’s right or obligation under this Letter of Guarantee and Undertaking and corresponding to the aforesaid assigned right or obligation shall meanwhile be assigned to the Transferee.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
20.
In the process of implementation of this Letter of Guarantee and Undertaking, the Lenders’ failure to exercise or timely exercise any right under this Letter of Guarantee and Undertaking shall not be deemed as their waiver of such right, nor shall it affect this Company’s any obligation under this Letter of Guarantee and Undertaking.

If, at any time, any clause of this Letter of Guarantee and Undertaking becomes illegal, ineffective or not implementable, the legality, validity or execution of other clauses of this Letter of Guarantee and Undertaking shall not be affected or impaired in any way.

21.
If the Guaranteed Debts under this Letter of Guarantee and Undertaking have been paid off, but the payment is confirmed as ineffective or revoked by an authority, this Company shall continue bearing the guaranty liability, and such event shall not be restricted by the guaranty period or the limitation of action.

22.
This Company hereby confirms that the effectiveness of this Letter of Guarantee and Undertaking shall be independent from the Loan Agreement, and shall not become ineffective due to the ineffectiveness of the Loan Agreement.

If the Loan Agreement is ineffective, the effectiveness of this Letter of Guarantee and Undertaking shall not be affected but shall continue to be effective, and this Company shall still bear the guaranty liability pursuant to this Letter of Guarantee and Undertaking. If, due to this Company’s fault, this Letter of Guarantee and Undertaking becomes ineffective, this Company shall compensate the Lenders’ all losses within the scope of guaranty.

23.	Any notice under this Letter of Guarantee and Undertaking shall be served or sent to the following address in writing by delivery in person, by mail or by fax:
(1)	If to this Company: Trina Solar Limited
Address:
Postcode:
Recipient:
Tel:
Fax:
(2)	If to the Agent Bank: Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch
Address: 311 Central Tongjiang Road, Xinbei District, Changzhou
Postcode: 213022
Recipient: Wang Jianping
Tel: 0519-85198999
Fax: 0519-85196151
(3)	Once the above-mentioned address, postcode, recipient, telephone number or fax number is changed, the party concerned shall notify the other party within two (2) work days.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
24.	This Letter of Guarantee and Undertaking shall be governed by and be interpreted according to the laws of China.

In the event of any dispute in connection with this Letter of Guarantee and Undertaking, it shall be settled between the parties in adherence to the principles of friendly negotiations. If no consensus may be reached through the negotiations, either party may submit the dispute to China International Economic and Trade Arbitration Commission, Shanghai Branch for arbitration according to the arbitration rules in effect at the time of applying for the arbitration. The arbitral award is final and is binding upon both parties.

25.
This Letter of Guarantee and Undertaking shall take effect after being executed and affixed with the company seal by this Company’s authorized representative. This Letter of Guarantee and Undertaking shall be written and executed in Chinese.

Guarantor:	Trina Solar Limited (Company Seal)

Authorized Representative: /s/ (Signature)

Date: September 28, 2009

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Appendix XI
Gao Jifan, Wu Chunyan
(Acting as the Guarantor)
to
Agricultural Bank of China Co., Ltd., Jiangsu Branch
(Acting as the Leading Bank)
Bank of China Limited, Jiangsu Branch
(Acting as the Co-Leading Bank)
The Export and Import Bank of China, Nanjing Branch
Agricultural Bank of China Co., Ltd., Changzhou Branch
Bank of Communications Co., Ltd., Changzhou Branch
China CITIC Bank Corporation Limited, Changzhou Branch
Bank of China Limited, Changzhou Branch
(Acting as the Lenders )
Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch
(Acting as the Agent Bank)

Letter of Guarantee
on
Syndicated Loan Agreement for
Solar PV Industry Vertical Integration Product Project with an Annual Capacity of 500MW

September 28, 2009

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09

To:	Agricultural Bank of China Co., Ltd., Jiangsu Branch
(Acting as Leading Bank)

Bank of China Limited, Jiangsu Branch
(Acting as Co-Leading Bank)

The Export and Import Bank of China, Nanjing Branch
Agricultural Bank of China Co., Ltd., Changzhou Branch
Bank of Communications Co., Ltd., Changzhou Branch
China CITIC Bank Corporation Limited, Changzhou Branch
Bank of China Limited, Changzhou Branch
(Acting as the Lenders )

Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch
(Acting as Agent Bank)

Recipient:	Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch (Acting as Agent Bank)
Address:	No. 311, Central Tongjiang Road, Xinbei District, Changzhou
Postcode:	213022
Person-in-Charge:	Xie Zhixin
TEL:	0519-85198999	FAX: 0519-85196151
Contact Person:	Wang Jianping

Re:	Letter of Guarantee

Date:	September 28, 2009

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Dear Sir/Madam,
This Guarantor cautiously mentions that in September 2009, Changzhou Trina Solar Energy Co., Ltd. (hereinafter referred to as the “Borrower”) executed the “Syndicated Loan Agreement on the Solar PV Industry Vertical Integration Product Project with an Annual Capacity of 500MW” (hereinafter referred to as the “Loan Agreement”) with Agricultural Bank of China Co., Ltd., Jiangsu Branch which acts as the leading bank (called the “Leading Bank” when acting in this identity), Bank of China Limited, Jiangsu Branch which acts as the co-leading bank (called the “Co-Leading Bank” when acting in this identity), Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch which acts as the agent bank (hereinafter referred to as the “Agent Bank”), and The Export and Import Bank of China, Nanjing Branch, Agricultural Bank of China Co., Ltd., Changzhou Branch, Bank of Communications Co., Ltd., Changzhou Branch, China CITIC Bank Corporation Limited, Changzhou Branch and Bank of China Limited, Changzhou Branch which act as the lenders (hereinafter collectively referred to as the “Lenders”).
Unless otherwise agreed in this Letter of Guarantee, the terms defined and interpreted in the Loan Agreement shall, when used in this Letter of Guarantee, have the meanings identical to those in the Loan Agreement.
This Guarantor has carefully read and completely understood all the contents of the Loan Agreement. This Guarantor hereby fully confirms the obligations which are involved in the Loan Agreement or which might involve this Guarantor and this Guarantor has fully realized that the execution and performance of the Loan Agreement have involved or might involve this Guarantor’s risk liability.
Pursuant to the Loan Agreement, the Lenders will provide the Borrower with syndicated loans of not more than RMB One Billion Five Hundred and Twenty-four Million and Six Hundred Thousand Only (RMB 1,524,600,000) and US Dollar Eighty Million Only (USD 80,000,000). Upon the Borrower’s request, and for the purpose of guaranteeing the Lenders’ lawful rights and interests, this Guarantor hereby issues this Letter of Guarantee to the Lenders, and promises to abide by the following conditions:
1.
This Guarantor hereby unconditionally and irrevocably promises to the Lenders to provide the joint and several guaranty for the syndicated loans of RMB One Billion Five Hundred and Twenty-four Million and Six Hundred Thousand Only (RMB 1,524,600,000) and US Dollar Eighty Million Only (USD 80,000,000), which are provided by the Lenders to the Borrower pursuant to the Loan Agreement. The scope of guaranty provided by this Guarantor as the guarantor (hereinafter referred to as “Guaranteed Debts”) shall cover:

(1)
the principal and interest of the syndicated loans under the Loan Agreement at the amount of RMB One Billion Five Hundred and Twenty-four Million and Six Hundred Thousand Only (RMB 1,524,600,000) and US Dollar Eighty Million Only (USD 80,000,000) (including any interest, compound interest and penalty interest);

(2)	the commission charge under the Loan Agreement, which the Borrower fails to pay pursuant to the Loan Agreement;
(3)	the remedial compensation, liquidated damages and compensation for damage which arise under the Loan Agreement due to the Borrower’s failure to abide by any provision of the Loan Agreement;

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
(4)
when the Borrower is unable to repay the above-mentioned money and expenses to the Lenders, the reasonable legal retainer, notarization fee, valuation and audit fee, expert demonstration fee, property preservation fee, litigation costs, enforcement costs, etc. paid by the Lenders for enforcing the creditor’s rights.

2.
This Guarantor shall, within the scope of guaranty promised in Article 1 of this Letter of Guarantee, bear joint and several liabilities for the Borrower’s all debts, including the debts announced by the Lenders for advance repayment when the Borrower breaches the Agreement.

3.
The guaranty obligation of this Guarantor (including this Guarantor’s successor and receiver) under this Letter of Guarantee shall be continuous, and its duration of guaranty shall be two (2) years as of the expiry of the period for performance of the Guaranteed Debts. This Letter of Guarantee shall take effect on the date when it is executed, until all the Guaranteed Debts have been paid off, and shall not be affected in any way by the organizational modifications or operational changes of the Borrower. The organizational modifications or operational changes mentioned here include but not limited to division, amalgamation, restructuring, establishment of a joint stock company by way of system reform, or transaction of property right or management power by lease, etc. If the Borrower is terminated before paying off the Lenders’ all prepayments, the guaranty obligation under this Letter of Guarantee shall still be effective.

4.
This Guarantor promises to, with its good commercial credit, provide the Borrower with guaranty. In the event that the Borrower is unable to or refuses to totally or partially repay the money, interest, overdue interest, remedial compensation and all costs it owes to the Lenders under the Loan Agreement, this Guarantor will bear the corresponding share of debts to the Lenders with all its assets and equities. The Lenders shall have the absolute option over any of the assets and equities which this Guarantor uses to repay debts, including but not limited to fixed assets, working capital, raw materials, inventory products, under-development construction, equity interests, enterprise bonds, treasury bonds, etc. as well as the yields and interests arising therefrom.

5.
Once an Event of Default agreed upon in the Loan Agreement occurs, this Guarantor promises to, within ten (10) days after receipt of the Agent Bank’s written notice, unconditionally remit the equivalent amount of money and expenses owed by the Borrower to the Lenders into the account designated by the Agent Bank, irrespective of whether there is any dispute between the Lenders and the Borrower and whether the Lenders waives the mortgage or pledge created under the Loan Agreement.

If the Borrower has created mortgage or pledge for the Lenders’ benefits with its own properties, this Guarantor hereby agrees and promises that, if the Lenders waive the mortgagee’s rights provided by the Borrower or the sequence of the mortgagee’s rights or modifies any mortgagee’s right or the pledgee’s right provided by the Borrower, this Guarantor’s scope of guaranty shall not therefore be narrowed, and shall still be the scope set forth in Article 1 of this Letter of Guarantee. The Lender’s aforesaid acts will not affect or exempt this Guarantor’s any obligation or guaranty liability under this Letter of Guarantee. This Guarantor shall not require its liabilities to be mitigated within the scope of the Lenders’ waiver. Meanwhile, this Guarantor waives the right to defence against the Lenders’ enforcement of the mortgaged or pledged property.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
6.	For achieving the purposes of this Letter of Guarantee, this Guarantor hereby makes the following representations and warranties:
(1)	This Guarantor is an natural with complete civil acts and liabilities.

(2)
This Guarantor has the full capacity for civil rights and that for civil conducts to carry out its business, execute this Letter of Guarantee, and to exercise rights and perform obligations pursuant to this Letter of Guarantee.

(3)
This Guarantor’s obligations under this Letter of Guarantee are lawful and effective, and are binding upon this Guarantor. This Guarantor may perform such obligations pursuant to this Letter of Guarantee.

(4)
This Guarantor’s execution of this Letter of Guarantee and its performance of the obligations pursuant to this Letter of Guarantee are not, and will not be in violation of or in conflict with the following contents:

(i)	any agreement or contract to which this Guarantor is a party or any other contractual document binding upon this Guarantor’s any asset;

(ii)	any law, regulation, judgment, adjudication or ruling applicable to this Guarantor.
(5)	This Guarantor warrants that, by the date of execution of this Letter of Guarantee, it is not in any of the following events:
(i)	any other contract or agreement that will impair or affect the Lenders’ interests under this Letter of Guarantee;

(ii)	any major lawsuit, arbitration or administrative penalty that affects this Guarantor’s capacity to conclude or perform this Letter of Guarantee;

(iii)	other events which are enough to affect this Guarantor’s capacity of performing the Agreement or the Lenders’ interests under this Letter of Guarantee.
(6)
In any judicial proceeding held in China, to which this Guarantor is a party, this Guarantor and its assets enjoy no immunity or privilege in initiation of the lawsuit, judgment rendering, enforcement, property preservation or other legal proceedings.

(7)
This Guarantor’s execution of this Letter of Guarantee and its exercise of rights and performance of obligations under this Letter of Guarantee are the commercial acts made for commercial purposes, and are completely bound by civil and commercial laws.

(8)	Guarantor has disclosed to the Lenders the major debts existing by the date when this Letter of Guarantee is issued, and there is no untrue or concealed event.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
7.	For achieving the purposes of this Letter of Guarantee, this Guarantor promises to the Lenders that, within the validity period of the Loan Agreement:
(1)	This Guarantor shall abide by all laws and regulations applicable to it and pay all taxes and fees to be levied by the government authorities;

(2)
Unless with the prior written consent of the Agent Bank, this Guarantor warrants that: this Guarantor and companies controlled by this Guarantor shall not make investment equivalent to over 10 million US dollars accumulatively each year, except for normal stock trading. However, for trade in stock of Trina Solar Limited and significant asset disposal, this Guarantor shall obtain the prior written consent of the Agent Bank.

(3)
This Guarantor is not required to obtain the prior written consent of the Agent Bank for accumulatively providing balance of guarantees externally equivalent to not more than USD 15 million. In case of exceeding the above-mentioned amount, without the prior written consent of the Agent Bank, no new guarantee shall be set on any asset of this Guarantor and this Guarantor shall not provide any guarantee for any debt of any other person.

(4)
This Guarantor warrants that, unless with the written consent of the Majority of Lenders, this Guarantor shall not, before the Borrower has paid off the debt, require the Borrower to provide guarantee for the debt of this Guarantor, nor this Guarantor appropriate or intercept the fund of the Borrower in any form, nor directly or indirectly obtain security interests of any form from the Borrower so that the asset of the Borrower for the payment of debt is reduced.

(5)
This Guarantor warrants that it shall not claim compensation from or make claim against the Borrower with regard to the part of the guaranty liabilities that have been performed so long as the Borrower has any outstanding debt to be paid or the Lender has become one of the shareholders of the Borrower or the Lender actually takes over and manages the Borrower.

(6)	If any of the following events occurs, this Guarantor shall notify the Agent Bank within seven (7) days as of the date of occurrence of such event:
(i)	any event of default or potential event of default;

(ii)	any lawsuit, arbitration or other legal proceeding as mentioned in Articles 6.(6) of this Letter of Guarantee;

(iii)	any event that causes or will, as realized by this Guarantor, cause Material Adverse Effect;

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
(7)
if, due to a force majeure, this Letter of Guarantee has to be amended or supplemented, this Guarantor warrants that no change will exempt or mitigate its liabilities under this Letter of Guarantee, or affect or impair the interests enjoyed by the Lenders hereunder.

This Guarantor guarantees to provide the Agent Bank with this Guarantor and its subordinated companies’ investment plan and explanatory of disposal of assets every year. This Guarantor hereby confirms that each Lender was fully based on trusting all the above-mentioned representations, warranties and undertakings when executing the Loan Agreement and performing its obligations under the Loan Agreement.

8.	This Guarantor hereby agrees that, each of the following events constitutes an event of default under this Letter of Guarantee:
(1)
this Guarantor violates any representation, warranty or undertaking made in Article 6 or Article 7 of this Letter of Guarantee, and fails to, within ten (10) days as of the date when this Guarantor knows such matter or the date when the Agent Bank sends a notice requiring this Guarantor to make the remedy, whichever is earlier, remedy to the satisfactory of the Majority of Lenders;

(2)	this Guarantor is under an circumstance of being materially untrue or incomplete when any representation, warranty or undertaking in this Letter of Guarantee is made or reiterated;

(3)
any asset of this Guarantor equivalent to more than RMB 10 million or asset accumulatively amounting to the total equivalent to RMB 20 million is under the influence of sealing, freezing, seizing, enforcing or other similar legal proceedings, and this Guarantor fails to be released from such influences or make remedies to the satisfaction of the Majority of Lenders within thirty (30) days;

(4)	this Guarantor fails to appropriately and timely perform or abide by any obligation under this Letter of Guarantee and Undertaking;

(5)	this Letter of Guarantee becomes null and void due to any cause;

(6)	this Guarantor fails to perform any other obligation under this Letter of Guarantee.
9.
This Guarantor hereby confirms that, (i) if one or more events of default as listed in Article 8 of this Letter of Guarantee occurs; or (ii) any Breaching Event agreed upon in the Loan Agreement occurs, the Lenders shall have the right to take one or more of the following measures:

(1)	ordering this Guarantor to correct the events of default and take remedial measures within a time limit;

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
(2)	charging penalty interest on the amounts in default (including all principal, interest, penalty interest, losses and expenses) at the penalty interest rate set forth in the Loan Agreement;

(3)
this Guarantor recognizes the Lenders’ calculation of the interest and penalty interest; with respect to the proof which the Borrower or the successor of its creditor’s rights uses to show the principal and interest of the Borrower’s any payable amount under the financing agreement, if it is notified to this Guarantor by collection letter, newspaper announcement, e-mail, fax, etc., the said proof and notice shall, unless this Guarantor provides sufficient and effective evidence within 3 days to prove the existent obvious error, be the final evidence of the debtor-creditor relationship between both parties, and are binding upon this Guarantor;

(4)
holding the guaranteed amount and all other reasonable expenses paid for enforcing the withheld money and implementing this Letter of Guarantee directly from any account opened by this Guarantor at any of the Lenders or its branch, or having the Agent Bank entrust any other financial institution to withhold such funds from the account opened at this Guarantor;

(5)	lodging a lawsuit to the people’s court where the Agent Bank is located

(6)	making recourse against this Guarantor in other methods permitted by law.
The adoption of the above-mentioned measures in whole or in part shall not affect the Lenders’ interest deserved and vested under this Letter of Guarantee or any law.

10.
This Guarantor hereby confirms that it agrees to make any amendment or supplement at any time to the Loan Agreement and/or the financing documents such as the guaranty contract executed according to the Loan Agreement. This Guarantor’s guaranty obligation under this Letter of Guarantee shall not be affected in any way due to such amendment or supplement. The Borrower and the Lenders agree that, when any amount or debt under the Loan Agreement is renewed after becoming due in whole or in part, this Letter of Guarantee shall continue to be effective.

11.
This Guarantor hereby confirms that, the relevant covenants in the Loan Agreement on the consortium relationship shall apply to this Letter of Guarantee. Since the Agent Bank acts as an agent in connection with this Letter of Guarantee, each Lender shall exercise all its rights under this Letter of Guarantee through the Agent Bank, and this Guarantor may only perform this Letter of Guarantee to the Lenders through the Agent Bank, instead of independently performing obligations or bearing the guaranty liability to all the Lenders.

12.
This Guarantor hereby confirms that, in the event that no notice needs to be sent to this Guarantor and/or the Borrower, the Lenders shall have the right to authorize its subordinate branch to perform in the name of the branch the corresponding obligations under the Loan Agreement and/or the Financing Documents such as the guaranty contract executed by the Lenders pursuant to the Loan Agreement, or to exercise in the name of the branch the Lenders’ corresponding rights and powers under the aforesaid Financing Documents. This Guarantor hereby completely accepts such performance or exercise without any objection.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
13.
If the parties to the Loan Agreement agree to rescind the Loan Agreement or cause the Loan Agreement to be terminated in advance, this Letter of Guarantee shall still be effective, and this Guarantor shall bear joint and several guaranty liabilities for the losses caused by the Borrower to the Lenders.

14.
If all parties to the Loan Agreement agree to modify any content thereof, unless it is related to the increase of loan amount and increase of guaranty liabilities accordingly, they do not have to get the consent of this Guarantor . This Guarantor shall bear joint and several guaranty liability for the modified Guaranteed Debts. If the parties to the Loan Agreement increase the loan amount without the consent of this Company, this Guarantor shall still bear the guaranty liability within the scope of the original amount of loans.

15.
When all or partial loans under the Loan Agreement become due, and the duration of the agreement is extended or the repayment is postponed, this Letter of Guarantee shall continue to be effective, and this Guarantor shall continue to bear the guaranty liability.

16.	All taxes and fees in connection with this Letter of Guarantee (including the stamp duty and the legal consulting fee under this Letter of Guarantee) shall be paid or repaid by this Guarantor.

Upon request of the Agent Bank, this Guarantor shall immediately make remedial compensation to the Agent Bank/the Lenders in full amounts for all reasonable expenditures and costs incurred by the Agent Bank or the Lenders from exercise of rights in any judicial jurisdiction or under this Letter of Guarantee.

17.
This Guarantor unconditionally and irrevocably guarantees that, any loss incurred by the Lenders from the Borrower’s failure to perform relevant clauses of the Loan Agreement, from its partial performance of or delay in performing relevant clauses of the Loan Agreement, from the void and null of the relevant clause of the Loan Agreement due to a certain cause, or from this Guarantor’s failure to perform or partial performance of or delay in performing any clause of this Letter of Guarantee shall become this Guarantor’s independent debt payable to the Lenders upon claim.

18.
This Guarantor promises that its assignment of the rights and obligations under this Letter of Guarantee must be upon prior written consent of all the Lenders or subject to the written agreement reached with the Lenders. Otherwise, the assignment of any right or obligation shall be legally ineffective.

19.
If any Lender intends to assign any right or obligation under the Loan Agreement to which it is a party to another Transferee pursuant to the Loan Agreement, such assignment does not have to be upon the consent of this Guarantor, and such Lender’s right or obligation under this Letter of Guarantee and corresponding to the aforesaid assigned right or obligation shall meanwhile be assigned to the Transferee.

20.
In the process of implementation of this Letter of Guarantee, the Lenders’ failure to exercise or timely exercise any right under this Letter of Guarantee shall not be deemed as their waiver of such right, nor shall it affect this Guarantor’s any obligation under this Letter of Guarantee.

If, at any time, any clause of this Letter of Guarantee becomes illegal, ineffective or not implementable, the legality, validity or execution of other clauses of this Letter of Guarantee shall not be affected or impaired in any way.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
21.
If the Guaranteed Debts under this Letter of Guarantee have been paid off, but the payment is confirmed as ineffective or revoked by an authority, this Guarantor shall continue bearing the guaranty liability, and such event shall not be restricted by the guaranty period or the limitation of action.

22.
This Guarantor hereby confirms that the effectiveness of this Letter of Guarantee shall be independent from the Loan Agreement, and shall not become ineffective due to the ineffectiveness of the Loan Agreement.

If the Loan Agreement is ineffective, the effectiveness of this Letter of Guarantee shall not be affected but shall continue to be effective, and this Guarantor shall still bear the guaranty liability pursuant to this Letter of Guarantee. If, due to this Guarantor’s fault, this Letter of Guarantee becomes ineffective, this Guarantor shall compensate the Lenders’ all losses within the scope of guaranty.

23.	Any notice under this Letter of Guarantee shall be served or sent to the following address in writing by delivery in person, by mail or by fax:
(1)	If to this Guarantor: Changzhou Trina Solar Energy Co., Ltd. Limited
Address: No. 2, Tianhe Road, Electronic Industry Park, Xinbei District, Changzhou
Postcode: 213031
Recipient: Gao Jifan
Tel: 0519-85176833
Fax: 0519-85176913
(2)	If to the Agent Bank: Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch
Address: 311, Central Tongjiang Road, Xinbei District, Changzhou
Postcode: 213022
Recipient: Wang Jianping
Tel: 0519-85198999
Fax: 0519-85196151
(3)	Once the above-mentioned address, postcode, recipient, telephone number or fax number is changed, the party concerned shall notify the other party within two (2) work days.

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
24.	This Letter of Guarantee shall be governed by and be interpreted according to the laws of China.

In case of the occurrence of any dispute in connection with this Letter of Guarantee, the parties shall resolve the same in the principle of friendly consultation. If no agreement is reached through consultation, such dispute shall be governed by the people’s court of the place where the Agent Bank is located.

25.	This Letter of Guarantee shall take effect after being executed by this Guarantor. This Letter of Guarantee shall be written and executed in Chinese.

Guarantor:	Gao Jifan	/s/ Gao Jifan (Signature)

	Wu Chunyan	/s/ Wu Chunyan (Signature)

Date: September 28, 2009

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Appendix XII
Form of Funds Supervision Agreement

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Appendix XIII
Form of Transfer Certificate

Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Agreement	2009/09
Appendix XIV
Form of Transferred Committed Loan Amount